Exhibit 99.1

PURCHASE AND SALE AGREEMENT

by and between

E.ON US Investments Corp.,

PPL Corporation

and,

solely for purposes of Article VI, Article IX and Article X hereof,

E.ON AG

Dated as of April 28, 2010

TABLE OF CONTENTS

EXHIBITS

Exhibit A	Form of Mutual Release
Exhibit B	Regulatory Commitments

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated as of April 28, 2010 (this “Agreement”), is by and between E.ON US Investments Corp., a Delaware corporation (“Seller”), and PPL Corporation, a Pennsylvania corporation (“Purchaser”) and, solely for purposes of Article VI, Article IX and Article X hereof, E.ON AG (“Parent”), a German corporation.

WHEREAS, Seller owns all of the issued and outstanding limited liability company interests (the “Interests”) of E.ON U.S. LLC, a Kentucky limited liability company (the “Company”);

WHEREAS, Parent is the ultimate parent company of Seller; and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the Interests.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS AND TERMS

Section 1.1 Definitions.  The following terms, as used in this Agreement, shall have the following meanings:

“2009 Company Financial Statements” means the audited consolidated financial statements of the Company as of and for the year ended December 31, 2009.

“Action” means any civil, criminal or administrative claim, notice of claim, action, suit, order, proceeding or arbitration, at law or in equity, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.  For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Alternative Permanent Financing” means any (i) public offering of shares of common or preferred stock by Purchaser (or securities convertible or exchangeable into shares of common or preferred stock of Purchaser), (ii) issuance of First Mortgage Bonds by the Subsidiaries of the Company, (iii) issuance of senior unsecured debt securities by the Company or any of its Subsidiaries pursuant to a private or public offering and/or (iv) issuance of senior or subordinated unsecured debt securities by the Purchaser or any of its Subsidiaries pursuant to a private or public offering.

“Business Day” means a day ending at 11:59 p.m. (Eastern Time), other than a Saturday, a Sunday or other day on which commercial banks in The City of New York or Düsseldorf, Germany are authorized or required by Law or Governmental Order to close.

“Closing Indebtedness” means the outstanding indebtedness of the Company and its Subsidiaries plus the amount of (i) any accrued and unpaid interest and (ii) any prepayment penalties or “make-whole” premiums that are due and payable in accordance with the terms of such borrowings upon prepayment thereof and that are unpaid, as of the close of business on the day immediately preceding the Closing Date, determined with reference to the line items set forth on Section 1.1(c) of the Company Disclosure Schedule in accordance with GAAP, such GAAP applied in a manner consistent with the Company Financial Statements.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Books and Records” means all books, records, ledgers, reports, plans, files and accounts, manuals, material correspondence and other similar materials related to the conduct of the businesses of the Company and its Subsidiaries in paper, electronic or other forms that are maintained by the Company or any of its Subsidiaries.

“Company Disclosure Schedule” means the disclosure schedule delivered by Seller to Purchaser prior to the execution and delivery of this Agreement.

“Company Employee” means a current or former employee of the Company or any of its Subsidiaries, whether full-time or part-time, including an employee who, as of the Closing Date, is absent from employment due to illness, vacation, injury, military service or other authorized absence (including an employee who is “disabled” within the meaning of the short-term disability plan currently in place for the Company, or who is on approved leave under the Family and Medical Leave Act), provided that the term “Company Employee” shall not include any person listed in Section 1.1(a) of the Company Disclosure Schedule.

“Company Governmental Authorizations” means the Governmental Authorizations that are required for the Company and its Subsidiaries to conduct their respective businesses as presently conducted.

“Company Joint Venture” means any Person that is not a Subsidiary of the Company but in which the Company or one of the Company’s Subsidiaries owns, directly or indirectly, an equity, voting or other membership interest, representing five percent (5%) or more of any class of the outstanding equity, voting or other membership interests of such Person.

“Company Material Adverse Effect” means any change, effect, event, circumstance, occurrence, fact, condition, or development that, taken together with all other changes, effects, events, circumstances, occurrences, facts, conditions, and developments, (i) is materially adverse to the condition (financial or otherwise), businesses, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) would impede, impair or prevent consummation of the transactions contemplated hereby; provided, however, that none of the following shall constitute or be taken into account in determining whether there has been or is a Company Material Adverse Effect: (a) any changes, events or developments in the international, national, regional, state or local economy or financial, securities or credit markets (including changes in prevailing interest rates); (b) any changes, events or developments in the international, national, regional, state or local (x) electric generating, transmission or distribution industries or natural gas transmission or distribution industries (including any changes in the operations thereof), (y) engineering or construction industries, or (z) wholesale or retail markets for commodities, materials or supplies (including equipment supplies, steel, concrete, electric power, fuel, coal, natural gas, water or coal transportation) or the hedging markets therefor; (c) any changes, events or developments in any political conditions (including acts of war (whether or not declared), armed hostilities or terrorism or changes imposed by a Governmental Authority associated with national security) or the regulatory environment generally to the extent that any such changes, events or developments do not cause physical damage or destruction, or render unusable, any facility or property of the Company or any of its Subsidiaries; (d) any changes that result from natural disasters or “acts of God” or other “force majeure” events to the extent that any such changes do not cause physical damage or destruction, or render unusable, any facility or property of the Company or any of its Subsidiaries; (e) any changes in weather conditions to the extent that any such changes do not cause physical damage or destruction, or render unusable, any facility or property of the Company or any of its Subsidiaries; (f) any changes in customer usage patterns; (g) any performance by Purchaser, Seller or any of their respective Affiliates of their respective obligations, covenants or agreements contained in this Agreement (including any actions taken by Purchaser, Seller or any of their respective Affiliates, to the extent expressly required by this Agreement, to facilitate the Debt Financing or any Alternative Permanent Financing, to settle the Rate Cases as permitted by Section 5.18 or to obtain any Purchaser Required Regulatory Approval or Company Required Regulatory Approval and any action by any Governmental Authority that requires Purchaser or the Company or any of their respective Subsidiaries to accept the Regulatory Commitments and agreements to implement the Regulatory Commitments as a condition of any approval of the Purchase); provided that, actions taken to comply with the obligation in the first sentence of Section 5.1(a) to act in the Company Ordinary Course of Business shall not be included in the scope of this clause (g); (h) any action taken by Seller at the express written request of Purchaser; (i) any effects or conditions (including any loss of, or adverse change in, the relationship of the Company or any of its Subsidiaries with their respective customers, employees (including any employee departures or labor union or labor organization activity), regulators, financing sources or suppliers) demonstrated by Seller as proximately caused by, or resulting from, the announcement of this Agreement, and the transactions contemplated by this Agreement, or the identity of Purchaser or any of its Affiliates; (j) any changes in (x) any Law (including Environmental Laws and any final, binding interpretation or enforcement of Laws by any Governmental Authority), regulatory policies or industry standards or (y) GAAP (including any final, binding interpretation thereof by any applicable Governmental Authority) or regulatory accounting requirements applicable to U.S. utilities organizations generally; or (k) any reduction in the credit rating of the Company or any of its Subsidiaries to the extent attributable to any action of Purchaser or its Affiliates or the acquisition of the Company by Purchaser pursuant hereto; provided, further, that, with respect to the matters included in clauses (a), (b), (c), (f) and (j), such matters may constitute or be taken into account in determining whether there has been a Company Material Adverse Effect to the extent such matters affect the Company and/or its Subsidiaries in a manner that is materially disproportionate to other similarly situated companies operating in the utility industry.

“Company Ordinary Course of Business” means actions or omissions, as applicable, that are (a) taken in the ordinary course of operations of the Company and its Subsidiaries, as applicable, and (b) consistent with the past practice of the Company and its Subsidiaries, as applicable.

“Confidentiality Agreement” means the confidentiality agreement, dated February 11, 2010, between Parent and Purchaser.

“Contract” means any contract, agreement, license, note, mortgage, indenture note or other binding agreement (written or oral).

“Cut-Off Date” means December 31, 2009.

“Debt Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing Commitments or other debt financings in connection with the transactions contemplated hereby, including the parties named in Section 4.5(b) and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees and representatives involved in the Debt Financing and their successors and assigns.

“Environmental Claim” means any Action by any Person, alleging potential Environmental Liabilities.

“Environmental Law” means all Laws that address or are concerned with environmental, health or safety issues (including occupational safety and health), including without limitation any federal, state, local or foreign law, regulation, code, license, permit, order, decree or injunction from any Governmental Authority relating to (a) the protection of the environment (including air, water, soil and natural resources) or (b) the use, storage, handling, release or disposal of Hazardous Substances, in each case as presently in effect.

“Environmental Permit” means any Permit that is authorized pursuant to an Environmental Law.

“Environmental Liabilities” means any liabilities (including any notices, claims or complaints, whether verbal or written) that (a) concern any environmental, or health and safety (as it relates to Hazardous Substance handling or exposure) violations or liabilities, and (b) are based upon or concerning any provision of Environmental Law.  The term “Environmental Liabilities” includes (without limitation):  (A) fines, penalties, judgments, awards, settlements, losses, damages (including without limitation tort), costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements; (B) defense and other response to an administrative or judicial action (including notices, claims, complaints, Governmental Orders, suits and other assertions of liability); and (C) cleanup costs and injunctive relief, including removal, remedial or response actions and activities covered by the Resource Conservation and Recovery Act, (42 U.S.C. § 6901, et seq.), as amended, Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq., as amended, and comparable state and local Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expected Closing Indebtedness” means $5,563 million.

“Federal Power Act” means the Federal Power Act, as amended, and the rules and regulations promulgated thereunder.

“FERC” means the Federal Energy Regulatory Commission.

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, local or foreign governmental or regulatory authority, agency body, arbitrator, commission, court or other legislative, executive, regulatory or judicial entity or instrumentality.

“Governmental Authorization” means any license, permit, franchise, certificate, approval, consent, registration, variance, exemption or other authorization issued by or obtained from a Governmental Authority.

“Governmental Order” means any order, writ, judgment, injunction, subpoena, indictment, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Substance” means any substance presently listed, defined, designated or classified as a hazardous or toxic substance, material or waste, or as a pollutant or a contaminant or as radioactive under any applicable Environmental Law, and including without limitation any coal combustion waste, coal combustion product or byproduct, petroleum and any derivative or by-product of petroleum, solvent, flammable or explosive material, radioactive material, asbestos, polychlorinated biphenyls (PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, mycotoxins, or air pollutant.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, without duplication, (a) the principal of and accrued interest or premium (if any) and premiums, due and payable and unpaid “make-wholes” or penalties arising as a result of prepayment of liabilities for borrowed money, whether secured or unsecured, and obligations evidenced by bonds, debentures, notes or similar debt instruments and liabilities, contingent or otherwise, for reimbursement in respect of any letter of credit, banker’s acceptance or similar credit transaction, (b) liabilities for the deferred purchase price of any property outside the Company Ordinary Course of Business, (c) liabilities in respect of any lease of (or other arrangements conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases, and (d) any guarantee, pledge or grant of a security interest in respect of or securing obligations of a type described in the foregoing clause (a), (b) and (c) to the extent of the obligation secured.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means Seller and Parent for the purpose of Section 6.2 and Section 9.2 and Purchaser for the purpose of Section 6.3 and Section 9.3, as the case may be.

“Intellectual Property” means all (i) United States federal, state and foreign trademarks, service marks, brand names, Internet domain names, logos, designs, insignias, symbols, trade dress and trade names, and other indicia of origin, all applications and registrations for the foregoing, including all renewals of the same and all goodwill associated and symbolized therewith, (ii) United States and foreign patents, patent applications, renewals, re-examinations, extensions, registrations, continuations, continuations-in-part, divisions or reissues, (iii) trade secrets, know-how and similar proprietary confidential information protected by the Uniform Trade Secrets Act or similar legislation, and (iv) works of authorship in any media and the copyrights therein and thereto recognized by the United States and foreign copyright laws.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means the actual knowledge, without inquiry, of (a) with respect to Seller, any person listed in Section 1.1(b) of the Company Disclosure Schedule, and (b) with respect to Purchaser, any Person listed in Section 1.1(b) of the Parent Disclosure Schedule.

“KPSC” means the Kentucky Public Service Commission.

“KU” means Kentucky Utilities Company, a Kentucky corporation and Virginia corporation and a Subsidiary of the Company.

“Law” means any federal, state, local or foreign statute, code, ordinance, rule or regulation enacted, issued, promulgated, enforced or entered by any Governmental Authority and common law, including any judicial or administrative interpretation thereof.

“LEM” means LG&E Energy Marketing Inc., a Oklahoma corporation and a Subsidiary of the Company.

“LG&E” means Louisville Gas and Electric Company, a Kentucky corporation and a Subsidiary of the Company.

“Liability” means any and all Indebtedness, liabilities, commitments, damages, fines, fees, penalties, settlements and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, liquidated or unliquidated, determined or determinable, secured or unsecured, disputed or undisputed, asserted or not asserted, known or unknown, whenever or however arising.

“LIBOR” means, with respect to a given date, the rate per annum equal to the rate for deposits in United States dollars for a period equal to three months appearing on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, two Business Days prior to such date.  In the event that such rate does not appear on such page (or otherwise on such screen), LIBOR shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be mutually agreed between Purchaser and Seller.

“Lien” means any lien, pledge, charge, claim, encumbrance, security interest, option, mortgage, easement, conditional sales agreement or other title retention agreement, lease, hypothecation, deed of trust, right of first refusal or first offer or other restriction on transfer.

“Losses” means losses, damages, claims, fees, fines, costs and expenses, interest, awards, settlements, Liabilities, recourses, judgments and penalties (including reasonable attorneys’ fees and expenses) whether or not involving a third party claim.

“New Source Review” means requirements under the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended, regarding New Source Performance Standards (42 U.S.C. § 7411), Prevention of Significant Deterioration (42 U.S.C. §§ 7470-7492), Nonattainment New Source Review (42 U.S.C. § 7503), and related or comparable state and local Laws, and including any applicable judicial or administrative interpretation, order, or decree thereunder.

“Organizational Documents” means a Person’s charter, articles of organization, certificate of incorporation, certificate of formation, limited liability company agreement, partnership agreement, by-laws or other similar organizational documents, as applicable.

“Permit” means any permit, license, certification, approval, registration, consent or other authorization issued pursuant to any Law or Governmental Order.

“Permitted Liens” means (a) Liens reflected or reserved against or otherwise expressly disclosed in the Company Financial Statements (including the notes thereto); (b) Liens incurred in the Company Ordinary Course of Business since the Cut-Off Date; (c) pledges or deposits to secure obligations under worker’s compensation Laws or similar legislation or to secure statutory obligations arising or incurred in the Company Ordinary Course of Business which would not materially impair the operation of the business of the Company or its Subsidiaries; (d) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’ or repairmen’s Liens or other similar common law or statutory Liens arising out of or incurred in the Company Ordinary Course of Business which would not materially impair the operation of the business of the Company or its Subsidiaries; (e) Liens that relate to Taxes, assessments and other governmental charges (x) that are not yet due and payable or (y) that are due but not delinquent or (z) that are being contested in good faith by appropriate proceedings; (f) (i) easements, quasi-easements, leases, subleases, licenses, covenants, rights-of-way, rights of re-entry or other restrictions affecting the real property owned or leased by the Company none of which, individually or in the aggregate, materially impair the conduct of the business of the Company and/or its Subsidiaries or materially impair the existing use or operation of the relevant real property, (ii) zoning, building, entitlement, subdivision or other similar requirements or restrictions, (iii) any utility company or Governmental Authority rights, easements or franchises for electricity, water, sanitary sewer, steam, surface water drainage, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the real property owned or leased by the Company or other general easements granted to Governmental Authorities in the ordinary course of developing or operating any real property, and (iv) leases or other occupancy agreements, pursuant to which third parties (other than Seller or any of its Affiliates) occupy a portion of the real property owned by the Company, provided that copies of such leases and agreements (to the extent material) have been made available to Purchaser prior to the date hereof; (g) Liens created by Purchaser; (h) Contracts or arrangements relating to Intellectual Property entered into in the Company Ordinary Course of Business; (i) Liens incurred in connection with any Alternative Permanent Financing at Purchaser’s request; and (j) without regard to any limitation imposed through any of the clauses (a) through (i), Liens that, individually or in the aggregate, do not have and are not reasonably likely to have a Company Material Adverse Effect.

“Person” means an individual, corporation (including not for profit), general or limited partnership, limited liability company, joint venture, estate, association, trust, unincorporated organization, Governmental Authority or other entity of any kind or nature.

“Projected Investment” means capital expenditures from the Cut-Off Date through December 31, 2010 in an aggregate amount not less than the aggregate of the amounts set forth in Section 5.1(d) of the Company Disclosure Schedule.

“Purchaser Disclosure Schedule” means the disclosure schedule delivered by Purchaser to Seller prior to the execution and delivery of this Agreement.

“Rate Cases” means, collectively, the Company’s rate case filed on September 28, 2008 and currently pending with FERC (Docket No. ER08-1588-000 and associated dockets), the Company’s rate case filed on June 3, 2009 and currently pending with the Virginia State Corporation Commission (Case No. PUE 2009 00029), the Company’s wind power approval filing, filed on August 28, 2009 and currently pending with the KPSC (Case No. 2009-00353) and the rate cases filed by LG&E and KU with the KPSC (Case Nos. 2009-00549 and 2009-00548).

“Regulatory Commitments” means the substantive terms, conditions, liabilities, obligations, commitments, or sanctions set forth on Exhibit B which are to be offered by Purchaser and its Affiliates and/or the Company and its Subsidiaries in the required notices, reports or other filings that are required to be made to obtain the Company Required Regulatory Approvals and the Purchaser Required Regulatory Approvals.

“Release” means any spilling, emitting, leaking, pumping, pouring, emptying, injecting, escaping, dumping, disposing, discharging or leaching into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material), or into or out of any property owned, used, leased or operated by the applicable party.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means, collectively, the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any state securities and “blue sky” laws.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of (x) the economic interests in or (y) the securities or ownership interests, having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Tax” means all federal, state, local and foreign taxes, including all income, profits, franchise, license, gross receipts, environmental, customs duty, capital stock, severances, estimated, escheat, alternative minimum, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, conveyance, transfer, occupancy and similar taxes, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Governmental Authority relating to Taxes, including any amendments thereof or attachments thereto.

“Tax Sharing Agreement” means the Amended and Restated Tax Allocation Agreement, dated March 31, 2009, among Seller and its Subsidiaries signatories thereto.

“Unplanned Capital Expenditures” means capital expenditures (a) as required by any Law enacted or Governmental Order issued after the date hereof or to meet service requirements following an extraordinary weather related or other emergency, (b) for annual capital expenditures and annual operation and maintenance expenditures in respect of expenditures required to discharge regulatory responsibilities for service reliability, or (c) as incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance).

“UST” means an underground storage tank, including as that term is defined, construed and otherwise used in the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended, and all rules, regulations and standards issued thereunder and under comparable state and local Laws.

“WKE” means Western Kentucky Energy Corp., a Kentucky corporation and a Subsidiary of the Company.

“WKE Counterparties” means, collectively, Big Rivers Electric Corporation, Century Aluminum of Kentucky General Partnership, Alcan Primary Products Corporation, the City of Henderson Utility Commission and the City of Henderson.

Other Defined Terms.  The following terms shall have the meanings ascribed to them in the corresponding Sections set forth below:

Defined Terms	Section
“401(k) Plan”	5.6(e)
“Adjusted AMT Cut-Off Date Amount”	6.9(a)
“Adjusted Non-AMT Cut-Off Date Amount”	6.9(a)
“Affiliate Indebtedness”	5.7
“Affiliate Transaction”	3.17
“Agreement”	Preamble
“Assistance Costs”	5.19(b)
“Bankruptcy and Equity Exceptions”	3.2
“Base Purchase Price”	2.2
“Benefit Plans”	3.12(a)
“Cap”	9.4(b)(iii)
“Claim Notice”	9.5(b)
“Closing”	2.5(a)
“Closing Date”	2.5(a)
“Closing Day Payment”	2.3(c)
“Company”	Recitals
“Company AMT Tax Attributes”	6.9(a)
“Company Benefit Plan”	3.12(a)
“Company Financial Statements”	3.7(a)
“Company Non-AMT Tax Attributes”	6.9(a)
“Company Material Contract”	3.15(a)
“Company Policies”	3.18
“Company Required Regulatory Approvals”	3.4
“Company Trading Guidelines”	3.19
“D&O Insurance”	5.5(b)
“Debt Financing”	4.5(b)
“Debt Financing Commitment”	4.5(b)
“Debt Instruments”	3.6(a)
“Deductible”	9.4(b)(i)
“De Minimis”	9.4(b)(ii)
“Disclosure Schedules”	10.9
“Equity Investments”	2.2
“ERISA Affiliate”	3.12(c)
“ERISA Plan”	3.12(b)
“Extension Notice”	2.5
“Extension Period”	2.5
“Estimated Closing Indebtedness”	2.3(a)
“Estimated Purchase Price”	2.3(a)
“Estimated Statement”	2.3(a)
“FCC”	3.4
“Final Order”	7.1(b)
“Government Antitrust Authority”	5.2(c)(i)
“Intercompany Items Balance Sheet”	5.7(b)
“Interests”	Recitals
“License”	5.8(b)
“Materials”	5.8(b)
“Multiemployer Plan”	3.12(c)
“Net Company Position”	3.19
“Notice of Purchase Price Adjustment Disagreement”	2.4
“Parent	Preamble
“PBGC”	3.12(d)
“Pension Plan”	3.12(b)
“Pre-Closing Claims”	5.19(b)
“Pre-Cut-Off Date Tax Period”	6.2
“Prohibitive Order”	7.1(c)
“Purchase”	2.1
“Purchase Price”	2.2
“Purchaser”	Preamble
“Purchaser Benefit Plan”	5.6(d)
“Purchaser Indemnified Party”	9.2
“Purchaser Required Regulatory Approvals”	4.4(a)
“Purchaser Termination Fee”	8.2(a)
“Reduced AMT Post-Closing Tax Attribute”	6.9(a)
“Reduced Non-AMT Post-Closing Tax Attribute”	6.9(a)
“Representatives”	5.3(a)
“Required Information”	5.13(c)
“Seller”	Preamble
“Seller Benefit Plans”	3.12(a)
“Seller Consolidated Group”	3.9(m)
“Seller Indemnified Party”	9.3
“Seller Insurance”	5.19(b)
“Seller Marks”	5.8
“State Commissions”	3.4
“Straddle Period” “Subject Employees”	6.4 5.6(a)
“Tax Package”	6.5(a)
“Termination Date”	8.1(b)
“Third Party Claim”	9.5(b)
“Transition Committee”	5.1(c)
“WKE Documents”	3.25

Section 1.2 Interpretation and Rules of Construction.  (a)  The words “herein,” “hereof,” “hereto” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) Whenever the words “include,” “includes” or “including” appear, they shall be read to be followed immediately by the words “without limitation” or words having similar import.

(c) Both the word “Dollars” and the symbol “$” mean United States Dollars.

(d) The use of the word “or” is not intended to be exclusive unless otherwise expressly indicated.

(e) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(f) References to the Preamble or a specific Recital, Article, Section or Exhibit shall refer, respectively, to the Preamble and the specific Recital, Article and Section of and Exhibit to this Agreement.

(g) References to a Person shall also be references to its successors and permitted assigns.

(h) References to any agreement (including this Agreement), contract, statute, regulation or rule are to the agreement, contract, statute, regulation or rule as amended, modified, supplemented, restated or replaced from time to time (in the case of any agreement or contract, to the extent permitted by the terms thereof), and references to any section of any statute, regulation or rule include any successor to such section.

(i) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(j) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement, unless otherwise defined therein.

(k) The parties hereto have participated jointly in drafting and negotiating this Agreement.  In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision hereof.

ARTICLE II
SALE AND PURCHASE

Section 2.1 Sale and Purchase.  Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer and deliver all the issued and outstanding Interests to Purchaser, free and clear of any Liens and Purchaser shall purchase, acquire and accept all the issued and outstanding Interests from Seller (the “Purchase”).

Section 2.2 Purchase Price.  At the Closing, subject to satisfaction or waiver of the Conditions set forth in Article VII hereof, in consideration for the sale and transfer of all the issued and outstanding Interests by Seller to Purchaser, Purchaser shall pay to Seller an aggregate amount in cash equal to $2,062 million (the “Base Purchase Price”) (w) minus an amount equal to the aggregate amount of payments made by the Company and its Subsidiaries pursuant to Section 5.10, (x) plus the dollar amount of all equity investments made by Seller or any of its Affiliates (other than the Company and its Subsidiaries) in the Company after the date hereof (“Equity Investments”) and the aggregate amount of Indebtedness borrowed by the Company or its Subsidiaries from Seller and its Affiliates (other than the Company and its Subsidiaries), which Indebtedness is not issued to refinance existing Indebtedness, after the date hereof not in violation of Section 5.1(a)(v), solely to the extent that (i) capital expenditures have been funded in an aggregate amount equal to or greater than the aggregate of the amounts set forth in Section 5.1(d) of the Company Disclosure Schedule since the Cut-Off Date for the time periods expired at such time (pro-rated for the quarterly period in which the Closing occurs), (ii) the proceeds of such Equity Investments and/or such Indebtedness are used to fund capital expenditures that are Unplanned Capital Expenditures and (iii) the aggregate amount of such Equity Investments and Indebtedness does not exceed (A) $200 million, if the Closing has occurred no later than December 31, 2010 or (B) $250 million if the Closing occurs thereafter, (y) plus, without duplication of amounts for which the Base Purchase Price is adjusted pursuant to clause (x) of this Section 2.2, the dollar amount of all Equity Investments and the aggregate amount of Indebtedness borrowed by the Company or its Subsidiaries from Seller and its Affiliates (other than the Company and its Subsidiaries), which Indebtedness is not issued to refinance existing Indebtedness, after December 31, 2010 not in violation of Section 5.1(a)(v), solely to the extent that Seller or its Affiliates have caused the Projected Investment to occur prior to funding such additional Equity Investments and/or such Indebtedness after December 31, 2010, and further to the extent that (i) the aggregate amount of such Equity Investments and/or such Indebtedness does not exceed $100 million, and such amounts are used to fund capital expenditures not in excess of the amounts set forth on Section 5.1(d) of the Company Disclosure Schedule for the time periods beginning after December 31, 2010 and expired at that time (including pro rata amounts for any incomplete periods) and (ii) the internal cashflows of the Company and its Subsidiaries (before such capital expenditures and after any dividends or other distributions after the date hereof in respect of the Interests not exceeding $25 million in any calendar quarter), maintaining a level of working capital consistent with past practice, are insufficient to fund such capital expenditures without such additional Indebtedness or Equity Investment, and (z) minus the dollar amount equal to any dividends or other distributions made in respect of the Interests in excess of $25 million in any calendar quarter between the date hereof and the Closing Date (other than any distributions made in respect of any repayment of Indebtedness outstanding to Subsidiaries of Parent (other than the Company and its Subsidiaries) and the payment of any “make-whole” premium payable in accordance with the terms of such borrowings upon prepayment thereof).  The Base Purchase Price shall further be (x) decreased, if the Estimated Closing Indebtedness (as defined in Section 2.3(a)) minus the Expected Closing Indebtedness is a positive number, on a dollar-for-dollar basis by the amount equal to the Estimated Closing Indebtedness minus the Expected Closing Indebtedness or (y) increased, if the Estimated Closing Indebtedness minus the Expected Closing Indebtedness is a negative number, on a dollar-for-dollar basis by the amount equal to the Expected Closing Indebtedness minus the Estimated Closing Indebtedness.  The Base Purchase Price as increased or decreased in accordance with the foregoing provisions of this Section 2.2 shall be referred to herein as the “Purchase Price”.

Section 2.3 Closing Day Payments.  (a)  No fewer than five Business Days  prior to the anticipated Closing Date (or as far in advance of Closing as is reasonably practicable to the extent that the parties cannot reasonably anticipate the projected Closing Date at least five Business Days in advance of such Closing Date), Seller shall prepare and deliver to Purchaser a statement (the “Estimated Statement”), prepared in good faith, calculating and setting forth its estimate of the Purchase Price (the “Estimated Purchase Price”) and including an estimate of Closing Indebtedness as of the close of business on the day immediately preceding the anticipated Closing Date (the “Estimated Closing Indebtedness”), together with reasonably detailed supporting documentation.  In the event that, no fewer than two Business Days prior to the anticipated Closing Date Purchaser notifies Seller of any errors that Purchaser believes are contained in the Estimated Statement, Seller shall in good faith consider Purchaser’s comments relating to such errors.

(b) At the Closing, Purchaser shall pay to Seller the amount in cash specified as the Estimated Purchase Price in the Estimated Statement by wire transfer of immediately available funds to an account or accounts designated by Seller to Purchaser in writing (such designation to be delivered no later than two (2) Business Days prior to the Closing Date), without any deduction, set-off or withholding, except as provided in Section 2.7.

(c) The payment made pursuant to Section 2.3(b) (the “Closing Day Payment”), shall be subject to a post-Closing adjustment in accordance with the provisions of Section 2.4.

Section 2.4 Adjustment to Payment at Closing.  Within 60 days following the Closing Date, Purchaser shall notify Seller in writing (the “Notice of Purchase Price Adjustment Disagreement”) if Purchaser disagrees with the amounts that were set forth on the Estimated Statement.  The Notice of Purchase Price Adjustment Disagreement shall set forth in reasonable detail the basis for such disagreement, the amounts involved and Purchaser’s determination of the amount of the Estimated Purchase Price with reasonably detailed supporting documentation.  Seller and Purchaser shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Notice of Purchase Price Adjustment Disagreement.  If Seller and Purchaser are unable to resolve such disagreements, Seller and Purchaser shall submit all matters that remain in dispute to Deloitte & Touche L.L.P. (or, if Deloitte and Touche L.L.P. refuses or is unable to act, another independent certified public accounting firm in the United States of national recognition selected by the parties or, if the parties cannot agree, by the American Arbitration Association) for a binding resolution of the matters in dispute.  In the event that upon final determination, pursuant to this Section 2.4, of the actual amount of the Purchase Price, the parties determine that the Estimated Purchase Price exceeds such actual Purchase Price, then Seller shall pay to Purchaser an amount equal to such excess.  In the event that upon final determination, pursuant to this Section 2.4, of the actual amount of the Purchase Price, the parties determine that the Estimated Purchase Price is less than such actual Purchase Price, then Purchaser shall pay to Seller an amount equal to the difference between such actual Purchase Price minus the Estimated Purchase Price.  Any such payments shall be made by wire transfer of immediately available funds to an account designated by Seller or Purchaser (as applicable) within two (2) Business Days after the date on which a final determination of the actual Purchase Price is made pursuant to this Section 2.4.

Section 2.5 Closing.  (a)  The closing of the Purchase (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017 at 10:00 a.m. (Eastern time) on the third Business Day following the date on which all of the conditions set forth in Article VII (other than those conditions that by their nature can only be satisfied at the Closing but subject to the satisfaction or waiver of such conditions) have been satisfied or waived in accordance with this Agreement or at such other location, time or date as may be mutually agreed upon in writing by the parties hereto (the date on which the Closing occurs, the “Closing Date”); provided, however, that upon satisfaction or waiver of all the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or waiver of such conditions) Purchaser may on one occasion, by giving written notice (an “Extension Notice”) to Parent no later than two Business Days prior to the date the Closing is scheduled to occur, elect to postpone the Closing Date for such period of time, not to exceed the period of time necessary to provide Purchaser with a 15 consecutive Business Day period during which period Purchaser has all of the Required Information (including financial statements that are Required Information that would be current for purposes of an offering registered with the Securities and Exchange Commission) (the “Extension Period”), as Purchaser advises Parent is necessary to permit Purchaser to complete an Alternative Permanent Financing to reduce the cost of financing the Closing Day Payment and the other payments to be made or provided by Purchaser pursuant to Section 5.7(a), provided, that if such Extension Period has not ended (A) on or prior to August 20, 2010, the Extension Period shall commence no earlier than September 6, 2010, (B) on or prior to December 17, 2010, the Extension Period shall commence no earlier than January 3, 2011 and (C) on or prior to August 19, 2011, the Extension Period shall commence no earlier than September 5, 2011 and provided further, that any such postponement shall be for no more time than is reasonably necessary for Purchaser to complete an Alternative Permanent Financing and shall continue only for so long as Purchaser reasonably believes such offering of securities is likely to occur. In the event Purchaser postpones the Closing Date in accordance with the foregoing provisions of this Section 2.5(a), the conditions set forth in Sections 7.2(a) and 7.2(c) shall each be deemed to be fully satisfied as of the date of the Extension Notice, except that prior to Closing Seller shall nevertheless deliver to Purchaser a certificate of a duly authorized officer of Seller to the effect that the condition specified in Section 7.2(a) was satisfied as of the date of the Extension Notice.

(b) At the Closing, Purchaser shall, in addition to the payment of the Closing Day Payment and the provision of funds to the Company and its Subsidiaries as set forth in Section 5.7(a), deliver, or cause to be delivered, to Seller the following:

(i) the certificate to be delivered by Purchaser pursuant to Sections 7.3(a) and 7.3(b); and

(ii) such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.

(c) At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:

(i) the certificate or certificates representing the Interests, duly endorsed in blank in proper form for transfer;

(ii) the certificate to be delivered by Seller pursuant to Sections 7.2(a) and 7.2(b);

(iii) a mutual release in substantially the form of Exhibit A, duly executed by the Company, on behalf of itself and each of its Subsidiaries, and Parent, on behalf of itself and each of its Affiliates (other than the Company and its Subsidiaries);

(iv) a duly executed certificate of Seller, dated as of the Closing Date, certifying that Seller is not a foreign person in the form provided for in Treasury Regulations Section 1.1445-2(b)(2)(iv);

(v) with respect to each of the Company and its Subsidiaries, and to the extent not held by such entities, the Company Books and Records;

(vi) resignation letters from each of the directors and managers of each of the Company and its Subsidiaries (other than individuals who will continue to act as full-time employees of the Company or its Subsidiaries after Closing); and

(vii) such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.

Section 2.6 Interest.  All computations of interest with respect to any payment due to a Person under this Agreement shall be based on a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.  Whenever any payment under this Agreement will be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest.

Section 2.7 Withholding.  All payments to be made by Purchaser to Seller hereunder shall be made without deduction of any Tax, provided that in the event of a change in Law affecting Taxes after the date hereof requiring the deduction or withholding of Tax with respect to such payments, Purchaser may deduct or withhold such Tax subject to providing Seller with any reasonable cooperation in order to eliminate or mitigate such deduction or withholding of Taxes.  Any amounts so deducted and withheld will be treated for all purposes of this Agreement as having been paid to the Seller.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as of the date hereof and (except to the extent that any representation or warranty expressly speaks as of the date hereof or another specified date, in which case such representation and warranty shall be given only as of such date) as of the Closing Date, except as set forth in the Company Disclosure Schedule, as follows:

Section 3.1 Organization.  Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  The Company and each of its Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing or a similar local concept) under the Laws of its respective jurisdiction of organization, has all requisite corporate or limited liability company or similar power and authority, as applicable, to own, lease and operate its properties and assets and to carry on its business as presently conducted, and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction (with respect to jurisdictions that recognize the concept of such qualifications) where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except for those jurisdictions where the failure to be so organized, existing, in good standing or qualified, or to have such power or authority, is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.  A correct and complete copy of the Organizational Documents of the Company and each of its Subsidiaries, as amended to the date of this Agreement, has been made available to Purchaser, and each such Organizational Document so delivered is in full force and effect and neither the Company nor any of its Subsidiaries is in violation of its Organizational Documents in any material respect.

Section 3.2 Authorization of Transaction; Binding Obligation.  Seller has the requisite corporate or similar power and authority and has taken all corporate or similar action necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Seller, and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights and to general equitable principles, whether considered in a proceeding in equity or at law (collectively, the “Bankruptcy and Equity Exceptions”).

Section 3.3 Non-Contravention.  The execution, delivery and performance of this Agreement by Seller do not, and the consummation of the transactions contemplated hereby by Seller will not, (a) conflict with or result in any breach or violation of the Organizational Documents of any of Seller, the Company or any of its Subsidiaries, (b) constitute, result in or give rise to a breach or violation of, a termination (or a right of termination), default (or an event that with notice or lapse of time would become a default), creation or acceleration of any obligation or loss of any benefit under, any Company Material Contract, (c) result in the creation of any Lien (other than Permitted Liens) upon the properties or assets of the Company or any of its Subsidiaries or (d) result in a violation of any Law or Governmental Order to which the Company or any of its Subsidiaries is subject or a violation or revocation of any Company Governmental Authorization (in each case, assuming the receipt and effectiveness of, and the compliance with, all Company Required Regulatory Approvals), except, in the case of the foregoing clauses (b), (c) and (d), for any such breach, violation, termination, default, creation or acceleration that is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect .

Section 3.4 Governmental Approvals and Filings.  Except for (i) the filing of a premerger notification and report form and the expiration or early termination of the related waiting periods under the HSR Act, (ii) the filings with, notices to, and orders, consents and approvals of, the FERC under the Federal Power Act, (iii) the filings with, notices to, and orders, consents and approvals of, the Federal Communications Commission (“FCC”), (iv) filings with, notices to, and orders, consents and approvals of, the KPSC, the Virginia State Corporation Commission and the Tennessee Regulatory Authority (collectively, the “State Commissions”), (v) notices, reports, filings, approvals and/or consents identified in Section 3.4 of the Company Disclosure Schedule and (vi) the Purchaser Required Regulatory Approvals ((i) through (v), collectively, the “Company Required Regulatory Approvals”), no notices, reports or other filings are required to be made by Seller, the Company, any of its Subsidiaries or any of the Company Joint Ventures with, nor are any Governmental Authorizations required to be obtained by Seller, the Company, any of its Subsidiaries or the Company Joint Ventures from, any Governmental Authority in connection with the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, except for such notices, reports, other filings or Governmental Authorizations where the failure to make or obtain the same is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect (it being understood that references in this Agreement to “making” or “obtaining” such Company Required Regulatory Approvals shall mean giving such notices; making such reports or other filings; obtaining such Governmental Authorizations; and having such waiting periods expire as are necessary to avoid a violation of Law or any applicable Governmental Order) .

Section 3.5 Title to the Interests.  Seller is the sole legal and beneficial owner of all issued and outstanding Interests, free and clear of any Liens (other than Liens that will be removed prior to the Closing without cost to the Company, any of its Subsidiaries or the Company Joint Ventures or any Liabilities being created in respect of such entities in connection with such removal).  Seller is not party to any option, warrant, purchase right, commitment, undertaking, Contract or understanding of any kind (other than this Agreement) that could, directly or indirectly, restrict the transfer of, or otherwise restrict the voting, dividend rights, sale or other disposition of the Interests or any other capital stock or equity interest in the Company.  Upon delivery to Purchaser at the Closing of the certificate or certificates representing the Interests, duly endorsed by Seller in proper form for transfer, Seller’s record, legal and beneficial ownership interest in and to the Interests will pass to Purchaser, free and clear of any Liens.

Section 3.6 Capitalization.  (a)  The authorized limited liability company interests of the Company consist of 10,000,000 units of limited liability company interests, of which 1,001 units are issued and outstanding as of the date hereof.  Except for the Interests, there are no issued or outstanding equity interests in the Company.  There are no issued or outstanding bonds, debentures, notes, obligations or other Indebtedness (together, “Debt Instruments”) of the Company entitling the holders thereof to vote on any matters that the Company’s members may vote on.  There are no Debt Instruments of the Company that are convertible or exchangeable into or exercisable for any securities or other Debt Instruments, entitling the holders thereof to vote on any matters that the Company’s members may vote on.  The Interests have been duly authorized, are validly issued, fully paid and nonassessable free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests).  The Interests have not been issued in violation of (i) any right of first refusal, preemptive or similar right or subscription right (and are not subject to any such right) or (ii) the Organizational Documents of the Company.

(b) Section 3.6(b) of the Company Disclosure Schedule sets forth, with respect to each Subsidiary of the Company, (i) its name and jurisdiction of organization, (ii) the number of shares of capital stock or other equity interest of such Subsidiary that are authorized, and (iii) the number of shares of capital stock or other equity interest of such Subsidiary that are issued and outstanding and the names of the record holders thereof.  All issued and outstanding shares of capital stock or other equity interests in each of the Company’s Subsidiaries have been duly authorized, are validly issued and are fully paid and nonassessable.  None of the issued and outstanding shares of capital stock or other equity interests of any Subsidiary of the Company has been issued in violation of (i) any right of first refusal, preemptive or similar right or subscription right (and are not subject to any such right) or (ii) the Organizational Documents of such Subsidiary.  There are no issued or outstanding Debt Instruments of any of the Company’s Subsidiaries having the right to vote, or which are convertible or exchangeable into or exercisable for any securities or other Debt Instruments having the right to vote, on any matters that the shareholders or owners of the Company’s Subsidiaries, as applicable, may vote on.  All of the outstanding shares of capital stock or other equity interest in each Subsidiary of the Company are owned, directly or indirectly, by the Company, free and clear of any Liens other than Permitted Liens and free of any limitation or restriction on the right to vote such ownership interests.

(c) Section 3.6(c) of the Company Disclosure Schedule sets forth a list of each of the Company Joint Ventures, including, with respect to each Company Joint Venture, its name and the Company’s interest therein and also including, as to each Company Joint Venture, a brief description of its principal line or lines of business.  Except as set forth in Section 3.6(c) of the Company Disclosure Schedule or in the Organizational Documents of the Company Joint Ventures (a copy of which has been provided to Purchaser prior to the date hereof) the Company and its Subsidiaries have no obligation to contribute additional capital to the Company Joint Ventures.

(d) There are no options, warrants or other securities authorized, issued or outstanding, calls, purchase rights, right of first offer, right of first refusal, subscription rights, exchange rights, convertible or exchangeable securities, stock appreciation rights, Contracts or undertakings of any kind, to which the Company or any of its Subsidiaries is a party or by which it is bound, (i) obligating the Company or any of its Subsidiaries to (A) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in the Company or any of its Subsidiaries, or (B) pay cash in respect of the value of the shares of capital stock or other equity interests in the Company or any of its Subsidiaries, or (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, Contract or undertaking.  There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interest in the Company or any of its Subsidiaries.  There is no voting trust, proxy or other agreement or understanding in favor of any Person other than the Company or a Subsidiary wholly owned, directly or indirectly, by the Company with respect to the voting of any capital stock or other equity interest in any Subsidiary of the Company.

(e) Other than with respect to the Company’s Subsidiaries and the Company Joint Ventures, as set forth in Section 3.6(b) and Section 3.6(c) of the Company Disclosure Schedule none of the Company or any of its Subsidiaries owns, directly or indirectly, any capital stock, limited liability company or partnership interest, joint venture interest, profit, voting or other equity interest in, or any interest convertible or exchangeable into or exercisable for, any capital stock or limited liability company, partnership, joint venture, profit, voting or other equity interest in, any other Person.

Section 3.7 Financial Information.  (a)  Section 3.7 of the Company Disclosure Schedule contains a true and complete copy of the 2009 Company Financial Statements and the audited consolidated financial statements of the Company as of and for the years ended December 31, 2007 and December 31, 2008 (collectively, together with the 2009 Company Financial Statements, the “Company Financial Statements”).

(b) The Company Financial Statements (i) were prepared, in all material respects, in accordance with GAAP, consistently applied, as at the dates and for the periods presented (except as may be expressly indicated therein or in the notes thereto), and (ii) together with the notes thereto, present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries on a consolidated basis as of the dates or for the periods presented.

(c) The Company and its Subsidiaries have no Liabilities of a type required to be reflected on a balance sheet in accordance with GAAP, other than (i) Liabilities reflected, reserved against or otherwise disclosed in the Company Financial Statements (including the notes thereto), (ii) Liabilities incurred after the Cut-Off Date in the Company Ordinary Course of Business or pursuant to the transactions contemplated by this Agreement, (iii) Liabilities set forth in Section 3.7(c) of the Company Disclosure Schedule and (iv) Liabilities that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

Section 3.8 Conduct in the Company Ordinary Course of Business.  Except as may be reflected in the Company Financial Statements (including the notes thereto but excluding any statements therein that are cautionary, risk factor, predictive or forward-looking in nature), since the Cut-Off Date:

(a) until the date hereof, the Company and its Subsidiaries have conducted their respective businesses, in all material respects, only in the Company Ordinary Course of Business;

(b) there has been no Company Material Adverse Effect; and

(c) until the date hereof, without limitation to the foregoing clauses (a) and (b), the Company and its Subsidiaries have not taken or omitted to take any action that, if such action had been taken or omitted to be taken after the date hereof, would have constituted a violation of Section 5.1(a) hereof.

Section 3.9 Taxes.  (a) All material Tax Returns that are required to be filed on or before the Closing Date in respect of the Company and each of its Subsidiaries have been or will be timely filed (taking into account any valid extension of time to file);

(b) the Tax Returns referred to in clause (a) of this Section 3.9 that have been filed are complete and accurate in all material respects;

(c) all material Taxes of the Company and each of its Subsidiaries (whether or not shown as due and payable on the Tax Returns referred to in clause (a) of this Section 3.9) have been or will be timely paid in full, and, where payment of such Taxes is not yet due, adequate reserves have been established in accordance with GAAP;

(d) neither the Company nor any of its Subsidiaries has agreed to any extension or waiver of the statute of limitations applicable to any material Tax Return referred to in clause (a) of this Section 3.9 or agreed to any extension of time with respect to any material amount of Tax assessment or deficiency, which period of time (after giving effect to such extension or waiver) has not yet expired;

(e) except for obligations contemplated in Section 6.7 in respect of the Tax Sharing Agreement, neither the Company nor any of its Subsidiaries is a party to any Tax sharing agreement (other than agreements exclusively between or among the Company and its Subsidiaries), pursuant to which it will have any obligation to make any payments with respect to Taxes to any Person after the Closing; provided, however, that leases and other Contracts that provide tangentially for an allocation or apportionment of Liabilities with respect to Tax generated or related to such leases or Contracts shall not constitute Tax sharing agreements;

(f) there is no pending, ongoing or, to the Knowledge of the Seller, threatened audit, examination, investigation or other proceeding against the Company or any of its Subsidiaries in respect of any material Taxes of the Company or any of its Subsidiaries;

(g) neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which is Seller) within the last five (5) years or (ii) has any Liability for Taxes of any other Person (other than any other legal entity that is a member of the affiliated group filing a U.S. federal consolidated income tax return, of which the Company or such Subsidiary is currently a member) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor under applicable Law;

(h) there are no material Liens upon any of the assets or properties of the Company or any of its Subsidiaries in respect of Taxes, other than Permitted Liens;

(i) each of the Company and its Subsidiaries have duly and timely withheld and paid over to the appropriate taxing authorities all material amounts of Taxes required to be withheld and paid over for all periods under all applicable Laws and regulations;

(j) the Company and each of its Subsidiaries have collected all material sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate taxing authorities, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax Laws;

(k) Section 3.9(k) of the Company Disclosure Schedule sets forth (i) all material “closing agreements” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax Law) in respect of the Company or any of its Subsidiaries executed within the two-year period ending on the date hereof, (ii) all material “deferred intercompany gains” described in Treasury Regulations under Section 1502 of the Code in respect of the Company or any of its Subsidiaries as of the date hereof and (iii) all material changes in method of accounting of the Company or any of its Subsidiaries made within the two year period ending on the date hereof;

(l) neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” within the last two years in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable;

(m) (i) the portion of the loss carryforwards and credits of the U.S. federal income Tax consolidated group, the common parent of which is the Seller, (the “Seller Consolidated Group”) set forth in Section 3.9(m) of the Company Disclosure Schedule that is attributable to the Company and its Subsidiaries pursuant to Treasury Regulations Section 1.1502-21(b) as of the Cut-Off Date will be at least equal to the amount set forth opposite such carryforward or credit in Section 3.9(m) of the Company Disclosure Schedule and (ii) the Company and its Subsidiaries have, in the aggregate, a “net unrealized built-in gain” within the meaning of Section 382 (h)(3)(A) of the Code as of the date of this Agreement;

(n) the Seller shall make a timely election pursuant to Treas. Reg. § 1.1502-36(d)(6) in connection with the sale of the Interests to avoid any tax attribute reduction of the Company or its Subsidiaries that would arise absent such election; and

(o) KU is eligible for an 80% deduction in respect of dividends received from Electric Energy Inc. and each of KU and LG&E are eligible for a 70% deduction in respect of dividends received from Ohio Valley Electric Corp.

Section 3.10 Litigation; Investigations.  Except as expressly set forth in the Company Financial Statements (including the notes thereto) or as set forth in Section 3.10 of the Company Disclosure Schedule, (a) there are no Actions pending or, to Seller’s Knowledge, threatened in writing (i) against the Company or any of its Subsidiaries, except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, or (ii) as of the date hereof, against Seller or any of its Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement and (b) there are no (i) Governmental Orders or pending investigations by a Governmental Authority as to which the Company has received written notification or (ii) to Seller’s Knowledge, any other pending investigations by a Governmental Authority, in each of clauses (i) and (ii) to which the Company or any of its Subsidiaries or any of their respective properties or assets are subject that would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

Section 3.11 Compliance with Law and Governmental Authorizations; Regulation as a Utility.  (a)  Except as set forth in the Company Financial Statements (including the notes thereto), except as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect:

(i) each of the Company and its Subsidiaries is, and since December 31, 2007 has been, conducting its business in substantial compliance with applicable Laws and Governmental Orders including with respect to the ownership, operation, control and sale of energy, capacity and ancillary services and environmental attributes;

(ii) each of the Company and its Subsidiaries has all Governmental Authorizations necessary to conduct its business as presently conducted; and

(iii) no suspension, cancellation, revocation, non-renewal or adverse modification of any Governmental Authorizations that are necessary to the conduct of the Company’s and its Subsidiaries’ respective businesses as presently conducted is pending, or to Seller’s Knowledge, threatened in writing against the Company or its Subsidiaries, and to Seller’s Knowledge there exists no material likelihood for any such suspension, cancellation, revocation, non renewal or adverse modification.

(b) The Company is a “holding company” under the Public Utility Holding Company Act of 2005 (“PUHCA 2005”) and it and its Subsidiaries and “affiliates” under and as defined in PUHCA 2005 are subject to regulation thereunder.  The Company is not subject to regulation as an “electric utility” or a “gas utility”, a “public utility” or “utility” under applicable state law.  Each of LG&E, KU, LEM and WKE, each of which is a wholly-owned Subsidiary of the Company, is a “public utility” under and as defined in the Federal Power Act and as such are each subject to regulation thereunder.  LG&E and KU are each also regulated as a “utility” under Kentucky state law, KU is also regulated as a “public utility” under Virginia state law and as a “public utility” under Tennessee state law.  Except for regulation of the Company and its Subsidiaries under PUHCA 2005, the regulation of LG&E, KU, LEM and WKE by FERC under the Federal Power Act, the regulation of LG&E and KU by the KPSC, the regulation of KU by the Virginia State Corporation Commission and the regulation of KU by the Tennessee Regulatory Authority, neither the Company nor any of its Subsidiaries is subject to regulation as a public utility or public service company (or similar designation) by FERC, any state in the United States or in any foreign nation.  LG&E, KU, LEM and WKE have each been authorized by FERC to make certain wholesale sales of energy and capacity at market-based rates pursuant to the Federal Power Act.

Section 3.12 Employee Benefits.  (a)  All benefit and compensation plans, contracts, policies, agreements, or arrangements covering Company Employees or current or former directors or consultants under which (i) any Company Employee, director, or consultant has any present or future right to benefits which are contributed to, sponsored by, or maintained by Seller, the Company, or any of their respective Subsidiaries or (ii) the Company or any of its respective Subsidiaries has had or could have any liability, including, without limitation, “employee benefit plans” within the meaning of Section 3(3) of ERISA; employment agreements; severance, change of control, deferred compensation, stock option, stock purchase, phantom stock, stock appreciation rights, stock-based, incentive, employee loan, fringe benefit, or bonus plans; and all other employee benefit plans, agreements, programs, policies, or other arrangements, whether or not subject to ERISA (including any trust instrument, insurance contract or similar arrangement intended to fund any of the foregoing) (the “Benefit Plans”), that are material are listed in Section 3.12(a) of the Company Disclosure Schedule, and Section 3.12(a) of the Company Disclosure Schedule separately identifies which Benefit Plans are maintained or sponsored by the Company or any of its Subsidiaries (the “Company Benefit Plans”) and which Benefit Plans are maintained or sponsored by Seller or any of its Affiliates (but excluding the Company and its Subsidiaries) (the “Seller Benefit Plans”).  Each Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable opinion or determination letter as to its qualification from the IRS National Office, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification, and each such Benefit Plan has been separately identified.  Seller has made available to Purchaser true, current, and complete copies (or to the extent no such copy exists, an accurate description) of each Benefit Plan including, to the extent applicable: any trust instruments, insurance contracts or similar arrangements intended to fund such Benefit Plans; all amendments thereto; the most recent opinion or determination letter; any summary plan description and other material written communications in the last three years by Parent, the Company, or any of their respective Subsidiaries to Company Employees or current or former directors or consultants concerning the extent of the benefits provided under a Benefit Plan; and for the three most recent years, with respect to each Benefit Plan, (i) the Form 5500 and attached schedules and (ii) actuarial valuation reports.

(b) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, each Benefit Plan is in substantial compliance with ERISA, the Code, and other applicable Law, and has been established and administered in accordance with it terms.  Each Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a favorable opinion or determination letter from the IRS.  Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Since the Cut-Off Date (but excluding actions permitted pursuant to Section 5.1(a)(xiv)), there has been no amendment to or change (other than changes in the value of assets or liabilities or the number of participating employees) in any Company Benefit Plan which would increase the expense of maintaining such a plan above the level of the expense incurred therefor for the most recent fiscal year, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect).  Since the Cut-Off Date (but excluding actions permitted pursuant to Section 5.1(a)(xiv)), there have been no announcements by the Company or its Subsidiaries of any amendments to any Company Benefit Plan that would increase the expense of maintaining any Company Benefit Plan above the level of the expense incurred therefor for the most recent fiscal year, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”).  No Benefit Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”) and none of the Company, its Subsidiaries, nor any of their respective ERISA Affiliates has at any time sponsored or contributed to, or has had any liability or obligation to contribute to, any Multiemployer Plan.  Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate is in “at-risk” status within the meaning of Section 303 of ERISA and no ERISA Affiliate has an outstanding funding waiver.  As of the date of this Agreement, neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year.

(d) There is no material pending or, to Seller’s Knowledge threatened in writing, litigation relating to the Company Benefit Plans, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.  As of the date hereof, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, no written or material oral communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC”) in respect of any Benefit Plan subject to Title IV of ERISA concerning the funding status of any such plan in connection with the transactions contemplated herein.  No material administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service, or other governmental agencies is, to Seller’s Knowledge, pending, threatened, or in progress.  Neither the Company nor any of its Subsidiaries has any current or projected material obligations for retiree health, medical, or life benefits (other than as an incidental benefit under a Benefit Plan qualified under Section 401(a) of the Code, as a benefit continuation right under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable law) under any ERISA Plan or collective bargaining agreement for Company Employees or current or former directors or consultants.

(e) Except as provided in Section 5.6(g) of this Agreement, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, nor any action taken to consummate the transactions contemplated hereby (whether alone or in connection with any subsequent event(s)) could (i) entitle any Company Employees to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable pursuant to, any of the Benefit Plans or (iii) limit or restrict the rights of the Company to merge, amend or terminate any of the Company Benefit Plans.  The total gross fair market value of the Interests is not equal to or more than one-third of the total gross fair market value of all of the assets of Parent.

(f) No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.33 or 4043.66, has been required to be filed for any ERISA Plan that is an “employee pension benefit plan” within the meaning of Section (3)(2) of ERISA or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transaction contemplated by this Agreement.

(g) Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code has been operated in good faith compliance with the requirements of Section 409A of the Code.

Section 3.13 Labor.  (a)  (i) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor Contract with a labor union or labor organization and (ii) in the three years immediately preceding the execution of this Agreement, to Seller’s Knowledge, (A) no labor organization or group of Company Employees has made a demand for recognition to the Company or any of its Subsidiaries, (B) there has been no pending or threatened in writing representation or certification proceedings or petitions seeking a representation proceeding to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority by or on behalf of any Company Employees, (C) there have been no organizational activities by or on behalf of any labor organization with respect to any Company Employees, (D) there has been no strike or work stoppage by the Company Employees nor is any such strike or work stoppage pending or, to Seller’s Knowledge, threatened, and (E) there have been no Actions pending against the Company or any of its Subsidiaries arising out of any employment relationships with any of the Company Employees.  There are no consent decrees or government or judicial orders against the Company or any of its Subsidiaries, affecting their relationships with any of the current or former Company Employees, and the Company and its Subsidiaries have paid in full all wages and compensation due and payable to all Company Employees as of the date hereof.

(b) The Company and its Subsidiaries are in compliance in all material respects with all Laws and applicable Governmental Orders regarding the employment of labor, including those affecting wage/hour, immigration, plant closing/mass layoffs and health and safety matters in any country (or political subdivision thereof) in which they transact business except for such violations as have not had, and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.14 Intellectual Property.  Except as set forth in Section 3.14 of the Company Disclosure Schedule, each of the Company and its Subsidiaries has sufficient rights to use the Intellectual Property used by it and that is material in its respective business as presently conducted.  Except as set forth in Section 3.14 of the Company Disclosure Schedule, none of the Company or its Subsidiaries is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, except for such defaults that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as set forth in Section 3.14 of the Company Disclosure Schedule, there are no pending claims or, to Seller’s Knowledge, no claims threatened against any of the Company or its Subsidiaries alleging that the business of the Company or of its Subsidiaries as presently conducted violates or infringes upon the material Intellectual Property of any Person, in each case, except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.15 Material Contracts.  (a)  Section 3.15(a) of the Company Disclosure Schedule identifies the Contracts (excluding Benefit Plans) in effect as of the date of this Agreement to which the Company or any of its Subsidiaries is a party or by which their respective assets are bound and which (x) would be required to be filed as an exhibit to the Company’s annual report on Form 10-K if the Company were a registrant under the Exchange Act or (y) are one of the following types of Contract (each of the Contracts referenced in clauses (x) and (y) of this Section 3.15, a “Company Material Contract”):

(i) any Contract for the purchase or sale by the Company and/or its Subsidiaries of supplies, equipment, products, other assets or services which the Company reasonably anticipates will involve the annual consideration in excess of $15 million or aggregate consideration during the term of the Contract (without taking into account any extensions or re-openings thereof, the occurrence of which is at the option or requires consent of the Company or its Subsidiaries, as applicable) in excess of $50 million;

(ii) any partnership, joint venture or other similar agreement or arrangement and any Contract relating to the joint ownership or operation of assets;

(iii) any Contract containing any covenant or provision prohibiting the Company and/or its Subsidiaries from engaging in any line or type of business or competing with any Person;

(iv) any Contract that (A) limits or contains restrictions on the ability of the Company and/or its Subsidiaries to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or suffer to exist any Liens, or (B) requires the Company or its Subsidiaries to maintain financial ratios or levels of net worth; and

(v) any Contract, entered into since December 31, 2007, for the purchase of any Person or business or any division thereof (by merger, consolidation, or sale or acquisition of stock or assets or any other business combination).

Seller has made available to Purchaser accurate and complete copies of each Company Material Contract together with all material amendments, waivers or other changes thereto.

(b) Except as, in each case, is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, (i) each Company Material Contract is in full force and effect and constitutes the legal, valid, binding and enforceable obligation (except for any Company Material Contracts terminated in the Company Ordinary Course of Business after the date hereof) of the Company or such of its Subsidiaries that is a party thereto, as the case may be, and, to Seller’s Knowledge, each other party thereto, in accordance with its terms, subject to the Bankruptcy and Equity Exceptions, and (ii) neither the Company nor any of its Subsidiaries, nor, to Seller’s Knowledge as of the date hereof, any other party thereto, is in breach or violation of, or default under, any Company Material Contract, and none of Seller, the Company or its Subsidiaries has given or received written notice to or from any Person relating to any such breach or default (or any event or condition that with notice or lapse of time or both would constitute a breach, violation or default) under any Company Material Contract that has not been cured.

Section 3.16 Environment.  Except as, in each case, is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect:

(a) To Seller’s Knowledge, other than those closed in place in compliance with applicable Environmental Laws, there are no USTs located in, at, on, or under any real property owned, operated or leased by the Company or any of its Subsidiaries other than the USTs identified in Section 3.16 of the Company Disclosure Schedule as USTs; and each of those USTs is in compliance with all Environmental Laws.

(b) There is and has in the past been no Environmental Claim pending or, to Seller’s Knowledge, threatened against the Company or any of its Subsidiaries that would require reporting, investigation, remediation, or other corrective or response action  that has not otherwise been addressed through such reporting, investigation, remediation or other corrective or responsive action by the Company or its Subsidiaries.

(c) To Seller’s Knowledge, (i) there has been no Release of any Hazardous Substance at or emanating from any real property currently or formerly owned, leased, used or operated by, or any real property used for off-site disposal of any Hazardous Substance originating from, the Company or any of its Subsidiaries in concentrations or under circumstances that would require reporting, investigation, remediation, or other corrective or response action by, or give rise to any Environmental Liability of the Company or any Subsidiary and (ii) no coal ash pond used by the Company or any of its Subsidiaries is in a condition that would reasonably be expected to result in a sudden and material release (for the avoidance of doubt, the disclosure of any seepage in the Company Disclosure Schedule shall not constitute disclosure of a sudden and material release) of a Hazardous Substance prior to the date that is one year following the Closing.

(d) To Seller’s Knowledge there are no PCBs, lead paint, asbestos (of any type or form), or materials, articles or productions containing PCBs, lead paint or asbestos, located in, at, on, under or a part of any real property (including, without limitation, any building, structure, or other improvement that is a part of the real property) currently owned, operated or leased by the Company or any of its Subsidiaries except as in compliance with all Environmental Laws.

(e) The Company and its Subsidiaries are in compliance with all applicable Environmental Laws.

(f) The Company and its Subsidiaries have obtained or maintain and are in compliance with all Environmental Permits and other environmental Governmental Authorizations that are necessary to conduct their respective businesses as presently operated.

(g) To Seller’s Knowledge, the Company and its Subsidiaries and their predecessors have not operated any real property (including any of the properties, materials, articles, products, or other things included in or otherwise a part of any real property and facilities located on such real property), in a manner that would give rise to Environmental Liabilities.

(h) Neither the Company nor any of its Subsidiaries has made or received any offer to settle any threatened or actual Environmental Claim.

Notwithstanding any other representation or warranty contained in this Agreement, the representations and warranties contained in this Section 3.16 and Section 3.11(a)(i) and Section 3.25 constitute the sole representations and warranties of Seller in this Agreement relating to any Environmental Law or Hazardous Substance.

Section 3.17 Affiliate Transactions.  Except as set forth in Section 3.17 of the Company Disclosure Schedule and other than employment Contracts, relocation agreements, reimbursement agreements and other similar compensation agreements with any Company Employee or other Benefit Plans entered into in the Company Ordinary Course of Business, there are no Contracts, transactions, agreements or arrangements between the Company or any of its Subsidiaries, on the one hand, and Seller or any of its Affiliates (including any director or officer of such entity but excluding the Company and any of the Company’s Subsidiaries) or any officer or director of the Company or any of its Subsidiaries or, to Seller’s Knowledge, any Affiliate of any of them, on the other hand (each, an “Affiliate Transaction”).

Section 3.18 Insurance.  Section 3.18 of the Company Disclosure Schedule sets forth a true and complete list of the material current insurance policies naming the Company or any of its Subsidiaries or any director or officer thereof as an insured or beneficiary or covering any assets or property currently or formerly owned or leased by the Company or any of its Subsidiaries or covering any conduct or action of the Company or any of its Subsidiaries (including without limitation off-site disposal of Hazardous Substances), or for which the Company or any of its Subsidiaries is obligated to pay all or part of the premiums, and with respect to each of the foregoing as of the date hereof (the “Company Policies”).  Except as is not reasonably likely to have a Company Material Adverse Effect, (i) as of the date hereof, neither the Company nor any of its Subsidiaries has received written notice of any pending or threatened cancellation or material premium increase (retroactive or otherwise) with respect to any of the Company Policies or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any such Company Policy, (ii) each of the Company and its Subsidiaries are in compliance in all material respects with all conditions contained in the Company Policies and (iii) Seller believes that the insurance covering the Company and its Subsidiaries is customary for companies of similar size in the industries in which the Company and its Subsidiaries operate and that all Company Policies are with reputable insurance carriers and provide adequate coverage for all normal risks incidental to the businesses of the Company and its Subsidiaries and their respective properties and assets.

Section 3.19 Trading and Derivative Products.  The Company has established risk parameters, limits and guidelines in compliance with the risk management policy reviewed by the Company’s Board of Directors (the “Company Trading Guidelines”) to restrict the level of risk that the Company and its Subsidiaries are authorized to take with respect to, among other things, the net position resulting from all physical electricity transactions, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof, in each case in respect of electricity (the “Net Company Position”) and monitors compliance by the Company and its Subsidiaries with such Company Trading Guidelines.  The Seller has provided a copy of the Company Trading Guidelines to Purchaser prior to the date of this Agreement as in effect as of such date.  The Net Company Position is within the risk parameters that are set forth in the Company Trading Guidelines, except for waivers or exceptions granted or utilized consistent with the terms of the Company Trading Guidelines.  From the Cut-Off Date to the date of this Agreement, neither the Company nor any of its Subsidiaries has, in accordance with its mark-to-market accounting policies, experienced an aggregate net loss in its electricity trading operations that would be material to the Company and its Subsidiaries taken as a whole.  The Company and its Subsidiaries do not engage in trading activities with respect to commodities other than electricity.

Section 3.20 Brokers.  Except for Goldman, Sachs & Co. and The Blackstone Group, whose fees and expenses will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement for which the Company or any of its Subsidiaries will be liable after the Closing.

Section 3.21 No Ownership of Nuclear Power Plants.  Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any interest in any nuclear generation station or manages or operates any nuclear generation station.

Section 3.22 Credit Support Arrangements.  All guaranties, letters of credit, bonds, sureties or other credit support or assurances provided by Seller or its Affiliates or any third party (other than the Company and its Subsidiaries) as of the date hereof in support of any obligations of the Company or its Subsidiaries are set forth in Section 3.22 of the Company Disclosure Schedule.

Section 3.23 Takeover Statutes.  No “fair price,” moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal laws of the United States applicable to the Company is applicable to the transactions contemplated hereby.

Section 3.24 Real Property.  Except as is not reasonably likely to have a Company Material Adverse Effect, the Company and its Subsidiaries have either good title, in fee or valid leasehold, easement or other rights, to the land (including subsurface strata), buildings, wires, pipes, structures and other improvements thereon (including without limitation electric transmission and distribution facilities) and fixtures thereto, necessary to permit the Company and its Subsidiaries to conduct their business as currently conducted free and clear of any Liens other than Permitted Liens.

Section 3.25 WKE Matters. The Contracts and other documents set forth on Section 3.25 of the Company Disclosure Schedule (the “WKE Documents”) constitute, as of the date hereof, all of the Contracts and material other documents which have created or are reasonably likely to create material financial obligations for the Company and its Subsidiaries to the WKE Counterparties or any other counterparties to such Contracts or other material documents relating to relationships, Contracts and arrangements between the Company and its Affiliates, including without limitation, WKE and LEM, on the one hand, and the WKE Counterparties, on the other hand, and, prior to the date hereof, true and complete copies of the WKE Documents have been provided to Purchaser.  With respect to indemnification or other ongoing obligations set forth in the WKE Documents, the 2009 Company Financial Statements include reserves attributable to such matters that reflect a good faith assessment, in accordance with GAAP and as of the date of such 2009 Company Financial Statements, by the management of the Company of the scope of Liabilities of the Company and its Subsidiaries in respect of such indemnification or other ongoing obligations.  Such assessment has been prepared on the basis of reasonable assumptions.  Except as set forth on Section 3.25 of the Company Disclosure Schedule, as of the date hereof (i) Seller and its Affiliates have not made, or received from any Person, any written claim, notice or assertion indicating that matters have arisen, or events have occurred, that could give rise to a right of indemnification pursuant to the WKE Documents, and (ii)(A) to Seller’s Knowledge, no such claim, notice or assertion is pending or threatened and (B) to the actual knowledge, without inquiry, of the persons listed on Section 3.25 of the Company Disclosure Schedule, no circumstances exist which would form the basis of such claim, notice or assertion.

Section 3.26 No Breach.  Purchaser shall not be entitled to claim a breach under any of the representations and warranties set forth in Sections 3.6(b), (c), (d) or (e) to the extent that any inaccuracy thereof was caused by an action taken by Seller or its Affiliates between the date hereof and the Closing Date and such action has been set forth on Section 5.1(a) of the Company Disclosure Schedule, expressly consented to by Purchaser in writing or is expressly required by any of the provisions of this Agreement.

Section 3.27 No Other Representations or Warranties.  Except for the representations and warranties expressly set forth in this Article III, neither Parent, Seller, the Company or the Company’s Subsidiaries nor any other Person makes any other express or implied representation or warranty on behalf of any of Parent, Seller, the Company or the Company’s Subsidiaries with respect to any of Parent, Seller, the Company or the Company’s Subsidiaries or the transactions contemplated by this Agreement.  The representations and warranties made in this Article III with respect to Parent, Seller, the Company, the Company’s Subsidiaries, the Interests and the transactions contemplated by this Agreement are in lieu of all other representations and warranties Parent, Seller, the Company or the Company’s Subsidiaries might have made or given to Purchaser or any of its Affiliates, including implied warranties of merchantability and implied warranties of fitness for a particular purpose.  Purchaser hereby acknowledges that all other representations and warranties that Parent, Seller, the Company, the Company’s Subsidiaries or any other Person purporting to represent any of Parent, Seller, the Company or the Company’s Subsidiaries gave or might have given, or which might be provided or implied by applicable Law or commercial practice, with respect to Parent, Seller, the Company, the Company’s Subsidiaries, the Interests or the transactions contemplated by this Agreement, are hereby expressly excluded.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the date hereof and (except to the extent that any representation or warranty expressly speaks as of the date hereof or another specified date, in which case such representation and warranty shall be given only as of such date) as of the Closing Date, as follows:

Section 4.1 Organization.  Purchaser is a corporation duly incorporated, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the Commonwealth of Pennsylvania, has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction (with respect to jurisdictions that recognize the concept of such qualification) where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except for those jurisdictions where the failure to be so organized, existing, in good standing or qualified, or to have such power or authority, is not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement.

Section 4.2 Authorization of Transaction; Binding Obligation.  Purchaser has the requisite corporate or similar power and authority and has taken all corporate or similar action necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Purchaser, and, assuming the due authorization, execution and delivery of this Agreement by Seller, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

Section 4.3 Non-Contravention.  The execution, delivery and performance of this Agreement by Purchaser do not, and the consummation of the transactions contemplated hereby by Purchaser will not, (a) conflict with or result in any breach or violation of the Organizational Documents of Purchaser, (b) constitute, result in or give rise to a breach or violation of, a termination (or a right of termination), default (or an event that with notice or lapse of time would become a default), creation or acceleration of any obligation or loss of benefit under, any material Contract to which Purchaser is a party or by which Purchaser or any of Purchaser’s properties or assets are bound, (c) result in the creation of any Lien upon the properties or assets of Purchaser or (d) result in a violation of any Law or Governmental Order to which Purchaser is subject (assuming the receipt and effectiveness of, and the compliance with, all Purchaser Required Regulatory Approvals), except, in the case of the foregoing clauses (b), (c) and (d), for any such breach, violation, termination, default, creation or acceleration that is not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement.

Section 4.4 Governmental Approvals.  (a)  Except for (i) the filing of a premerger notification and report form and the expiration or early termination of the related waiting periods under the HSR Act, (ii) the filings with, notices to, and orders, consents and approvals of, the FERC under the Federal Power Act, (iii) the filings with, notices to, and orders, consents and approvals of, the FCC, (iv) the filings with, notices to, and orders, consents and approvals of, the State Commissions (which consents to be obtained pursuant to clauses (ii) and (iv) shall include the consent of the FERC and the State Commissions to the issuance of securities by the Company and its Subsidiaries as contemplated by an Alternative Permanent Financing for the purposes of the repayment of Affiliate Indebtedness in accordance with Section 5.7 hereof), (v) filings and/or notices required as a result of facts and circumstances solely attributable to Seller or its Affiliates, and (vi) notices, reports, filings, approvals and/or consents identified in Section 4.4(a) of the Purchaser Disclosure Schedule ((i) through (v), collectively, the “Purchaser Required Regulatory Approvals”), no notices, reports or other filings are required to be made by Purchaser with, nor are any Governmental Authorizations required to be obtained by Purchaser from, any Governmental Authority in connection with the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, except for such notices, reports other filings or Governmental Authorizations where the failure to make or obtain the same is not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement (it being understood that references in this Agreement to “making” or “obtaining” such Purchaser Required Regulatory Approvals shall mean giving such notices; making such reports or other filings; obtaining such Governmental Authorizations; and having such waiting periods expire as are necessary to avoid a violation of Law or any applicable Governmental Order).

(b) Neither Purchaser nor any of its Affiliates is a party to any Contract or subject to any Governmental Order which is reasonably likely to delay or prevent Purchaser from obtaining the Purchaser Required Regulatory Approvals in order to permit the consummation of the transactions contemplated by this Agreement on a timely basis.

Section 4.5 Availability of Funds; Financing;.  (a)  The Debt Financing Commitments provide Purchaser with financial commitments that, when funded at Closing, together with cash held by the Purchaser, provide it with sufficient funds to pay the Closing Day Payment, to provide the funds required to be provided by Purchaser pursuant to Section 5.7(a) and to pay any other amounts required to be paid by it in connection with the consummation of the transactions contemplated by this Agreement, including all related fees and expenses.

(b) Prior to the date hereof, Purchaser has delivered to Seller a true and complete copy of the commitment letter, dated as of the date of this Agreement, among Purchaser, Bank of America N.A. and Credit Suisse N.A. (the “Debt Financing Commitment”), pursuant to which the lenders party thereto have committed to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses (the “Debt Financing”).  Prior to the date hereof, none of the Debt Financing Commitments has been amended or modified, no such amendment or modification is contemplated, and the respective commitments contained in the Debt Financing Commitments have not been withdrawn or rescinded in any respect.  Purchaser has fully paid any and all commitment fees or other fees in connection with the Debt Financing Commitments that are payable on or prior to the execution of this Agreement.  As of the date hereof, the Debt Financing Commitments are in full force and effect and are the legal, valid and binding obligations of Purchaser and, to Purchaser’s Knowledge, each of the other parties thereto, subject to the Bankruptcy and Equity Exceptions.  Except for the payment of customary fees, there are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than as set forth in the Debt Financing Commitments.  As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of Purchaser under any of the Debt Financing Commitments.  As of the date hereof, Purchaser has no reason to believe that any of the conditions to the Debt Financing contemplated by the Debt Financing Commitments will not be satisfied or that the Debt Financing will not be made available to Purchaser on the Closing Date.  The Debt Financing Commitments (including engagement and fee letters entered into in connection therewith, copies of which, redacted as to fee amounts, have been provided to Parent prior to the date hereof) constitute the entire and complete agreements between the parties thereto with respect to the Debt Financing.

Section 4.6 Investment Intent.  Purchaser is acquiring the Interests solely for its own account, solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of applicable Securities Laws.

Section 4.7 Litigation.  Except as expressly set forth in Section 4.7 of the Purchaser Disclosure Schedule, as of the date hereof there are no Actions pending or, to Purchaser’s Knowledge, threatened in writing against Purchaser, except for those that are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement.  Purchaser is not subject to any Governmental Order that is, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement.

Section 4.8 Access.  Purchaser is an informed and sophisticated purchaser that is, and has engaged expert advisers that are, experienced in the valuation and purchase of stock, property and assets such as the Interests as contemplated hereby.  Purchaser acknowledges that Seller and the Company have given Purchaser access to employees and documents related to the businesses of the Company and its Subsidiaries and that Purchaser has reviewed books, records and Contracts of the businesses of the Company and its Subsidiaries and has met with officers and other representatives of Seller and the Company for the purpose of investigating and obtaining information regarding the Company’s and its Subsidiaries’ operation of their respective businesses and their financial and legal affairs in order to enable Purchaser to make a decision with respect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.9 No Material Impediment.  Since the Cut-Off Date through the date hereof, no event has occurred or circumstance has arisen that, individually or in the aggregate, has or is reasonably likely to prevent, materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement.

Section 4.10 Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or its Affiliates which will be a Liability of Seller or its Affiliates (other than the Company and its Subsidiaries), or, in the event that the Closing does not occur, Seller or its Affiliates, (including the Company and its Subsidiaries).

Section 4.11 No Seller Breach of Representations and Warranties.  As of the date hereof, to the actual knowledge, without inquiry, of the persons set forth in Section 4.11 of the Purchaser Disclosure Schedule, the representations and warranties of Seller set forth in Article III are true and correct in all material respects.  For the purposes of the immediately preceding sentence, (a) any qualification of representations and warranties by reference to materiality or “Company Material Adverse Effect” or words of similar effect shall be disregarded for purposes of determining any breach thereof; provided that (x) with respect to Section 3.8(b) the reference to “Company Material Adverse Effect” shall not be disregarded, (y) (i) with respect to Section 3.11(a)(iii), the word “material” shall be deemed to be included before the reference to “likelihood”, (ii) with respect to Section 3.15(a), the word “material” shall be deemed to be included before the reference to “amendments, waivers or other charges”, (iii) with respect to Section 3.18 the word “material” shall be deemed to be included before the first reference to  “current insurance policies”, before the first reference to “premium increase” and before the first reference to “changes”, (iv) with respect to Section 3.19 the word “material” shall be deemed to be included before the reference to “to the Company and its Subsidiaries taken as a whole” in the penultimate sentence thereof and (v) with respect to Section 3.25, the word “material” shall be deemed to be included before the references to “other documents” and the reference to “financial obligations” and (b) the representations and warranties of Seller shall be deemed to be true and correct in all material respects so long as any inaccuracy thereof would be excluded from indemnification liability by the De Minimis.

Section 4.12 No Other Representations or Warranties.  Except for the representations and warranties expressly set forth in this Article IV, neither Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of Purchaser with respect to Purchaser or the transactions contemplated by this Agreement.  The representations and warranties made in this Article IV with respect to Purchaser and the transactions contemplated by this Agreement are in lieu of all other representations and warranties Purchaser might have made or given Seller or any of its Affiliates.  Seller hereby acknowledges that all other representations and warranties that Purchaser or any other Person purporting to represent Purchaser gave or might have given, or which might be provided or implied by applicable Law or commercial practice, with respect to Purchaser or the transactions contemplated by this Agreement, are hereby expressly excluded.

ARTICLE V
COVENANTS

Section 5.1 Interim Operations.  (a)  Seller covenants and agrees that, except as (w) set forth in Section 5.1 of the Company Disclosure Schedule, (x) as Purchaser may otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (y) required by this Agreement, or (z) required by applicable Law or Governmental Order, from the date of this Agreement until the Closing, it will cause the Company and each of the Company’s Subsidiaries to conduct their respective businesses in the Company Ordinary Course of Business and, to the extent consistent therewith and subject to prudent management of workforce needs and on-going programs in force as of the date hereof (to the extent such programs are set forth in Section 5.1 of the Company Disclosure Schedule), use their respective commercially reasonable efforts to preserve their respective business organizations intact, maintain in effect their respective Governmental Authorizations that are required for the continued operation of the Company’s and its Subsidiaries’ respective businesses as they are presently conducted, to preserve intact and maintain existing relations with their respective customers, suppliers and employees, each in all material respects, to make the regulatory filings as the Company and its Subsidiaries would have otherwise made in the Company Ordinary Course of Business and to maintain with financially responsible insurance companies (or through self insurance, consistent with past practice) insurance in such amounts and against such risks and losses as are customary for companies engaged in their respective businesses and consistent with the past practice of the Company and its Subsidiaries.  Without limiting the generality of the foregoing, from the date of this Agreement until the Closing, except as (A) set forth in Section 5.1 of the Company Disclosure Schedule, (B) as Purchaser may otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (C) required by this Agreement (provided that, actions taken to comply with the obligation in the first sentence of this Section 5.1(a) to act in the Company Ordinary Course of Business shall not be included within the scope of this clause (C)), or (D) required by applicable Law or Governmental Order, Seller will cause each of the Company and each of the Company’s Subsidiaries not to:

(i) adopt any change to its Organizational Documents other than amendments which are ministerial in nature or otherwise immaterial;

(ii) (A) split, combine or reclassify any of its limited liability interests or shares of capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for limited liability interests or shares of its capital stock, directly or indirectly redeem, repurchase or otherwise acquire any limited liability interests or shares of its capital stock, except for any such transaction in the Company Ordinary Course of Business by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction and that does not adversely affect the Company and its Subsidiaries taken as a whole, (B) merge or consolidate itself with any other Person, except for any merger or consolidation among wholly owned Subsidiaries of the Company that does not adversely affect the Company and its Subsidiaries taken as a whole, or (C) restructure, reorganize or completely or partially liquidate or dissolve itself (except as permitted by clause (B) in the Company Ordinary Course of Business that does not adversely affect the Company and its Subsidiaries taken as a whole);

(iii) issue or sell, or authorize the issuance or sale of (x) any shares of its limited liability company interest or capital stock, as applicable (other than the issuance of shares of limited liability company interest or capital stock, as applicable, by the Company to Seller or by a wholly owned Subsidiary of the Company to the Company or to another wholly owned Subsidiary of the Company), (y) any securities convertible into or exercisable for any shares of its limited liability company interest or capital stock, as applicable, or (z) any options, calls, warrants or other rights to acquire any shares of its limited liability company interest or capital stock, as applicable, or such convertible or exercisable securities;

(iv) declare, set aside or pay any dividend or other distribution, payable in cash, stock or property, with respect to its limited liability company interest or capital stock, as applicable (except for dividends or other distributions declared, set aside or paid by any direct or indirect wholly owned Subsidiary of the Company to the Company or to any other direct or indirect wholly owned Subsidiary of the Company) in excess of $25 million in each calendar quarter between the date hereof and the Closing Date (other than any distributions made in respect of any repayment of Indebtedness outstanding to Subsidiaries of Parent (other than the Company and its Subsidiaries) and the payment of any “make-whole” premium payable in accordance with the terms of such borrowings upon prepayment thereof);

(v) create or incur any Indebtedness or guarantee Indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire its debt securities or enter into any “keep well” or other agreement to maintain the financial condition of another Person, or enter into any arrangement having the same economic effect as the foregoing (including any capital leases, “synthetic leases” or conditional sale or other title retention agreements), except for (i) Indebtedness or issuances or sales of debt securities or warrants or other rights to acquire its debt securities incurred under existing credit facilities, commercial paper facilities, lines of credit or the extension or refinancing thereof or the extension or refinancing of any other Indebtedness (provided that (x) with respect to the entry into, extension or renewal of any Indebtedness, such Indebtedness shall only be entered into, extended or renewed as it matures, on commercially reasonable terms and shall be prepayable at the Closing and (y) to the extent that after the date hereof, the Company and its Subsidiaries incur any additional Indebtedness owed to Seller and its Affiliates, such additional Indebtedness shall be on terms substantially similar to the Affiliate Indebtedness in existence on the date hereof, except that it may omit provisions for “make-whole” payments), (ii) guarantees in connection with the extension or refinancing of Indebtedness permitted by this Section 5.1(a)(v), (iii) Indebtedness used solely to fund Unplanned Capital Expenditures or related non-capital expenditures; and (iv) Indebtedness not exceeding $600 million in the aggregate;

(vi) make any loans or advances or capital contributions to, or investments in, any other Person (other than loans or advances or capital contributions to the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of $5 million in the aggregate;

(vii) create or incur any Lien (other than Permitted Liens) on its material properties or assets;

(viii) other than in the Company Ordinary Course of Business, acquire any business or any division thereof (by merger, consolidation, or acquisition of stock or assets or any other business combination) from any other Person (other than the Company or its Subsidiaries) in excess of $5 million in any one transaction (or related series of transactions) and $20 million in the aggregate, other than acquisitions pursuant to Contracts, to which it is a party or by which it is bound, in effect as of the date of this Agreement, solely to the extent such Contracts have been provided to Purchaser prior to the date hereof and are set forth in Section 5.1(a) of the Company Disclosure Schedule;

(ix) permit any capital expenditure to be made which is not in accordance with “good utility practice”;

(x) other than (x) in the Company Ordinary Course of Business, (y) to the Company or any of its Subsidiaries or (z) pursuant to Contracts, to which it is a party or by which it is bound, in effect as of the date of this Agreement, solely to the extent such Contracts have been provided to Purchaser prior to the date hereof and are set forth in Section 5.1(a)(x) of the Company Disclosure Schedule, sell, lease or otherwise dispose of any of its assets or properties having an aggregate value in excess of $20 million, except for sales of obsolete assets in the Company Ordinary Course of Business;

(xi) other than in the Company Ordinary Course of Business or as otherwise expressly permitted by this Section 5.1, enter into, amend, modify or terminate (other than at the end of a term) any Company Material Contract in any material respect (or any Contract that would be a Company Material Contract if in existence on the date hereof);

(xii) make any material changes with respect to its financial or regulatory accounting principles or procedures (other than as required by changes in GAAP or applicable regulatory accounting requirements);

(xiii) settle or compromise any material Action (other than the Rate Cases or any other federal or state regulatory proceeding), if such settlement or compromise, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the post-Closing operation of its business or will require a material payment by the Company or its Subsidiaries; provided that, before entering into any settlement or compromise of any material Action, which Purchaser may settle or compromise under this Section 5.1(a)(xiii), Seller consults with Purchaser with respect to such settlement or compromise;

(xiv) except as required by Contracts or Benefit Plans, in each case in effect as of the date of this Agreement and set forth on Section 3.12(a) or Section 5.1(a) of the Company Disclosure Schedule, (A) grant any new (or increase the) rights to severance or termination payments or benefits to any of its current or former directors, officers or employees (other than to officers or employees newly hired or promoted to fill any vacancies in the Company Ordinary Course of Business consistent with past practice), (B) except as in the Company Ordinary Course of Business consistent with past practice, pay any severance or termination payments or benefits to any of its current or former directors, officers or employees, (C) increase the salary, annual bonus opportunity, long-term incentive opportunity or other compensation opportunities of any of its current or former directors, officers or employees, except for (1) increases in salary, annual bonus opportunity and long-term incentive opportunity in connection with promotions and (2) any annual increases in salary (and, to the extent based on salary, any corresponding increases in annual bonus or long-term incentive opportunities) for 2011 that are in the Company Ordinary Course of Business consistent with past practices, (D) pay any bonus or long-term incentive amounts in excess of the amounts earned based on actual performance, (E) establish, adopt, enter into, amend or terminate, or materially increase the benefits under, any Company Benefit Plan or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, other than (1) agreements with newly hired or promoted officers or employees, (2) routine or administrative amendments to Company Benefit Plans that do not materially increase the costs under the Company Benefit Plans, or (3) as expressly permitted by other provisions of this Section 5.1(a)(xiv), (F) enter into or materially amend any collective bargaining agreement, (G) loan or advance any money or other property to any present or former director, consultant, officer, or employee of the Company or its Subsidiaries, other than routine (1) travel or expense advances or (2) tax equalization advances to expatriate employees, (H) grant any equity or equity-based compensation awards, with respect to equity interests of the Company or any of its Subsidiaries or that are payable by the Company or its Subsidiaries, or (I) change the actuarial or other assumptions used to calculate the funding obligations or contribution rates of any Company Benefit Plan subject to Title IV of ERISA, except as may be required by GAAP or applicable Law;

(xv) except for Tax items for which Seller is responsible pursuant to this Agreement, make or change any material Tax election, change any annual accounting period in respect of material Taxes, adopt or change any accounting method with respect to material Taxes, file any amended material Tax Return, enter into any material closing agreement, settle or compromise any proceeding with respect to any material Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries;

(xvi) modify in any material respect the Company Trading Guidelines, other than modifications that are not less restrictive to the Company and its Subsidiaries or permit the Net Company Position to be outside of the risk parameters that are set forth in the Company Trading Guidelines, except for waivers or exceptions granted or utilized consistent with the terms of the Company Trading Guidelines after consultation with Purchaser;

(xvii) except for transactions between (x) the Company and its Subsidiaries or (y) among the Company’s Subsidiaries, in each case in the Company Ordinary Course of Business and that do not adversely affect the Company or its Subsidiaries, redeem, repurchase, defease, cancel, prepay, forgive or otherwise acquire any Indebtedness or any debt securities or rights to acquire debt securities of the Company or any of its Subsidiaries, other than (A) at stated maturity, (B) any required amortization payments and mandatory prepayments and (C) Indebtedness arising under the agreements disclosed in Section 5.1(a) of the Company Disclosure Schedule, in each case in accordance with the terms of the instrument governing such Indebtedness as in effect on the date of this Agreement (for the avoidance of doubt, to the extent that, after the date hereof and prior to the Closing, Seller does not cause the Company to distribute all amounts that it is permitted to distribute to Seller pursuant to Section 5.1(a)(iv) hereof, Seller may cause the Company to pay to Seller or its Affiliates an amount equal to such undistributed amount pursuant to the repayment of existing Indebtedness owed by the Company to Seller and its Affiliates (other than the Company and its Subsidiaries));

(xviii) other than with respect to the Rate Cases, which are addressed in Section 5.18 hereof, agree or consent to any material agreement or material modifications of existing agreements or course of dealings with any Governmental Authority in respect of the operations of their businesses, except (w) as required by Law or applicable Governmental Orders, (x) to obtain or renew the Governmental Authorizations, (y) agreements in the Company Ordinary Course of Business consistent with past practice or (z) to effect the consummation of the transactions contemplated hereby to the extent such agreements or modifications are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect;

(xix) other than with respect to new Indebtedness permitted pursuant to this Section 5.1(a), enter into, amend, modify, terminate (except as such termination is required pursuant to Section 5.7 hereof) or waive any rights under any Contract with (A) Seller or any of its Affiliates (other than the Company and its Subsidiaries) or (B) with any executive officer or director, or (other than on arm’s-length terms in the Company Ordinary Course of Business) any Person in which such executive officer or director or any immediate family member of such executive officer or director, has over a 10% interest;

(xx) fail to maintain a reasonable level of working capital consistent with past practice and “good utility practice”; or

(xxi) enter into a binding Contract to do any of the foregoing.

(b) Purchaser shall not knowingly or willfully take, or permit any of its Affiliates to take, or omit to take, or permit any of its Affiliates to omit to take, any action (i) that would, or is reasonably likely to, prevent or materially delay the consummation of, or materially impair Purchaser’s ability to consummate, the transactions contemplated by this Agreement, or (ii) that is intended or is reasonably likely to result in (x) any of the conditions set forth in Article VII not being satisfied, or (y) a breach or violation of any provision of this Agreement by Purchaser; provided that, to the extent Purchaser omits to grant any consent hereunder, or delays or conditions such consent, which consent Purchaser may either grant in its sole discretion or, to the extent such consent shall not be unreasonably withheld, conditioned or delayed, Purchaser is reasonably withholding, conditioning or delaying such consent, then such omission shall not constitute a breach of this Section 5.1(b).

(c) As soon as practicable after the date hereof, Purchaser and Seller shall establish a joint transition committee (the “Transition Committee”) which shall be comprised of three nominees of Purchaser and three nominees of Seller.  Each of the members of the Transition Committee may be removed, with or without cause, by the person appointing the same.  Vacancies shall be filled by the person appointing the member whose departure gives rise to such vacancy.  The Transition Committee shall be jointly chaired by a nominee of Purchaser and a nominee of Seller and shall have the objective of facilitating and coordinating (including, without limitation, obtaining the consents and approvals in respect of the Company and its Subsidiaries contemplated by Section 5.2) the transactions contemplated in this Agreement, integration planning, strategic development, developing recommendations concerning the structure and the general operation of the Company subsequent to the Closing, in each case subject to applicable Law and Governmental Orders.  The Transition Committee shall meet monthly or upon such other date or dates, and in such places, as Purchaser and Seller may agree from time to time and may be convened by telephone, video conference or similar means.  Any decisions of the Transition Committee shall require the vote, by person or proxy, of a majority of the members thereof, whether or not in attendance at the meeting in which such decision is made, or the written consent of a majority of the members of such committee.  The provisions of this Section 5.1(c) are subject to the provisions of Section 5.1(e) and the compliance by the parties with applicable Law and Governmental Orders and their other covenants set forth in this Agreement.

(d) From the date hereof through the Closing, Seller shall cause the Company and its Subsidiaries to deploy capital expenditures such that after taking into account the capital expenditures made by the Company and its Subsidiaries from the Cut-Off Date through the date hereof, the Company shall have made capital expenditures from the Cut-Off Date through Closing in an aggregate amount equal to the aggregate of the amounts set forth in Section 5.1(d) of the Company Disclosure Schedule (pro-rated for any quarterly period in which the Closing occurs); provided that, such obligation shall be subject to (i) variation in an aggregate amount not in excess of 7.5% of the aggregate of such amounts set forth in Section 5.1(d) of the Company Disclosure Schedule for the period from the Cut-Off Date through Closing and (ii) the Company and its Subsidiaries continuing to operate in accordance with “good utility practice”.

(e) Nothing contained in this Agreement shall give Purchaser, directly or indirectly, any right to control or direct the Company’s or any of its Subsidiaries’ operations of their respective businesses prior to the Closing.  Prior to the Closing, each of Seller, the Company and its Subsidiaries shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

Section 5.2 Cooperation; Approvals and Consents; Notification.  (a)  Subject to the terms and conditions set forth in this Agreement, each of Seller and Purchaser shall cooperate with the other and use (and shall cause its respective Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws and Governmental Orders to consummate as promptly as practicable the transactions contemplated by this Agreement, including (i) preparation and filing as promptly as practicable of all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from or renewed with any third party and any Governmental Authority (including the Company Required Regulatory Approvals and the Purchaser Required Regulatory Approvals), in each case in order to consummate as promptly as practicable the transactions contemplated by this Agreement, (ii) furnishing as promptly as practicable all information to any Governmental Authority as may be required by such Governmental Authority in connection with the foregoing, including obtaining the Company Required Regulatory Approvals and the Purchaser Required Regulatory Approvals and (iii) obtaining any third party consents necessary to waive any change of control or similar provisions in Contracts to which the Company or any of its Subsidiaries are party.

(b) Subject to applicable Laws and Governmental Orders relating to the exchange of information, Seller and Purchaser shall have the right to review in advance and, to the extent practicable, consult with the other on, and consider in good faith the views of the other in connection with, all of the information relating to Purchaser, Seller or the Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party and any Governmental Authority in connection with the transactions contemplated by this Agreement, except that nothing contained herein shall require either party hereto to provide to or share with the other party hereto (i) any copy of any pre-merger notification and report form to be filed with any Government Antitrust Authority in connection with this Agreement or the transactions contemplated hereby; and (ii) proprietary and competitively sensitive information that is not normally disclosed to third parties, except as is essential to obtain the Company Required Regulatory Approvals and the Purchaser Required Regulatory Approvals.  In exercising the foregoing rights, each of Seller and Purchaser shall act reasonably and as promptly as practicable.  Seller and Purchaser each shall, upon request by the other, subject to applicable Laws and Governmental Orders relating to the exchange of information, furnish the other with all information concerning itself, its Affiliates, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the statement, filing, notice or application made by or on behalf of Purchaser, Seller or the Company or any of their respective Affiliates to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement.  Subject to Section 5.18, but notwithstanding anything to the contrary contained in this Agreement, Seller and its Affiliates shall not be required to make available or disclose to Purchaser any information relating to regulatory or compliance matters involving Seller and its Affiliates (other than the Company and its Subsidiaries) that does not arise from or relate to this Agreement or the transactions contemplated hereby.

(c) Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings under this Section 5.2, each of Seller (in the case of clause (i) of this Section 5.2(c) set forth below) and Purchaser (in all cases set forth in this Section 5.2(c) below) shall:

(i) to the extent consistent with applicable Law and Governmental Orders, promptly provide to each and every Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws (each, a “Government Antitrust Authority”) such non-privileged information and documents as may be requested by such Government Antitrust Authority or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement;

(ii) to the extent consistent with applicable Law and Governmental Orders, promptly use its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including (A) taking all reasonable steps to conduct the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person or entity, including any Government Antitrust Authority, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions and (B) the proffer and agreement by Purchaser of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations or interests therein, of the Purchaser or its Subsidiaries (but excluding any assets, rights, product lines, licenses, categories of assets or businesses or other operations or interests therein of the Company and its Subsidiaries) and the entry into agreements with, and submission to orders of, the relevant Government Antitrust Authority giving effect thereto if such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding in any forum or (y) issuance of any order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement by any Government Antitrust Authority; and

(iii) to the extent consistent with applicable Law and Governmental Orders, promptly use its reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the transactions contemplated by this Agreement in accordance with the terms hereof unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated hereby, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this Section 5.2(c) above) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit the consummation of the transactions contemplated by this Agreement on a schedule as close as possible to that contemplated by this Agreement; provided that, nothing contained in this Section 5.2 shall require Purchaser or its Affiliates to take, and the Company and its Subsidiaries shall not take, any action in connection with obtaining the Company Required Regulatory Approvals or Purchaser Required Regulatory Approvals to the extent that the  closing condition set forth in Section 7.2(c) hereof will not be satisfied after the taking of such action.

(d) Subject to applicable Laws and Governmental Orders, Seller and Purchaser each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other with (i) copies of notices or other communications received by it or any of its Affiliates, from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and (ii) any understanding, undertaking or agreement (whether oral or written) that it or any of its Affiliates proposes to make or enter into with any Governmental Authority with respect to the transactions contemplated by this Agreement.  Subject to applicable Laws and Governmental Orders, and to the extent reasonably practicable, neither Seller nor Purchaser shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the transactions contemplated this Agreement, unless it consults with the other in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate thereat.

(e) From the date hereof until the Closing Date, each of Seller and Purchaser shall promptly notify the other of any change or fact of which it is aware that will or is reasonably expected to result in any of the conditions set forth in Article VII becoming incapable of being satisfied.

Section 5.3 Access; Confidentiality.  (a)  Subject to applicable Law and Governmental Orders, Seller shall, and shall cause the Company and each of its Subsidiaries to, during the period from and after the date hereof until the Closing, upon reasonable advance notice, (i) afford Purchaser and its authorized directors, officers, employees, accountants, counsel, investment bankers and consultants (collectively, “Representatives”) reasonable access, during normal business hours, in the presence of at least one (1) Representative of Parent, to the employees, properties, books and records (with respect to income Tax records, only to the extent directly related to the Company or any of its Subsidiaries), Contracts and other documents of the Company or any of its Subsidiaries, (ii) furnish to Purchaser such financial and operating data and other information relating to the Company and its Subsidiaries and, to the extent the Company has such data or other information, the Company Joint Ventures, as Purchaser may reasonably request, and (iii) instruct the appropriate Company Employees to cooperate reasonably with Purchaser and its Representatives in connection with the foregoing; provided, however, that, in each case, such access, furnishing of information and cooperation shall not (w) unreasonably disrupt the Company’s and its Subsidiaries’ operations, (x) require the Company or any of its Subsidiaries to permit any inspection or to disclose any information that in the reasonable judgment of the Company or any of its Subsidiaries, as applicable, would result in the disclosure of any trade secrets or violate any of its obligations or policies with respect to confidentiality, (y) require the Company or any of its Subsidiaries to disclose any privileged information of the Company or any of its Subsidiaries or (z) require Seller or any of its Affiliates (including the Company and its Subsidiaries) to disclose any proprietary information of or regarding Parent or its Affiliates (excluding the Company or any of its Subsidiaries).  All requests for information made pursuant to this Section 5.3(a) shall be directed to the General Counsel of Parent or such other Persons designated by Seller in writing.  All such information shall be governed by the terms of the Confidentiality Agreement.  Purchaser shall not, and shall cause its Representatives not to, use any information obtained pursuant to this Section 5.3(a) (as well as any other information provided to Purchaser or any of its Representatives by or on behalf of Parent, Seller, the Company or the Company’s Subsidiaries prior to the date hereof) for any purpose unrelated to this Agreement and the transactions contemplated hereby.  To the extent that Seller or any of its Affiliates incurs any incremental out-of-pocket costs in processing, retrieving or transmitting any such information pursuant to this Section 5.3(a), Purchaser shall reimburse Seller and such Affiliate for the reasonable out-of-pocket costs thereof (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) promptly upon submission to Purchaser of an invoice therefor accompanied by reasonable supporting documentation.

(b) From and after the Closing, Purchaser shall and shall cause its Representatives to, upon reasonable notice, (i) furnish to Seller and its Representatives such financial, tax and operating data and other information relating to the Company and its Subsidiaries (including the Company Books and Records and information in connection with the filing of Tax Returns in respect of the Tax Package or other required regulatory or other filings, responses or reports and information relating to any Action or as required by any Law or Governmental Order) and (ii) make available to Seller and its Representatives the directors, officers and employees of the Company and its Subsidiaries as Seller may reasonably request to cooperate with Seller in connection with the foregoing.  After the Closing, Purchaser shall cause the Company and its Subsidiaries to preserve such information and the Company Books and Records for at least the later of ten (10) years after the Closing Date and the expiration of the applicable statute of limitations with respect to Taxes for items included in the Company Books and Records.

Section 5.4 Public Announcements.  Seller and Purchaser shall consult and coordinate with each other with respect to their and any of their respective Affiliates’ respective initial press release regarding the transactions contemplated by this Agreement, and thereafter until the Closing, no press release or other public announcement in respect of this Agreement or the transactions contemplated hereby shall be issued or made by any party hereto or any of such party’s Affiliates or Representatives without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except, in each case, for any such press release or other public announcement as Seller or Purchaser, as applicable, may determine in good faith is required to be issued or made by it or any of its Affiliates by applicable Law or Governmental Order, in which case Seller or Purchaser, as applicable, shall use its commercially reasonable efforts to allow the other reasonable time to comment on such press release or other public announcement in advance of such issuance or making; provided, however, that Seller and its Affiliates and Purchaser and its Affiliates may make internal announcements regarding this Agreement and the transactions contemplated hereby to their respective directors, officers and employees.

Section 5.5 Directors’ and Officers’ Indemnification and Insurance.  (a)  For a period of six (6) years from and after the Closing Date, Purchaser shall cause the Company and its Subsidiaries to continue all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions that have occurred or will occur at or prior to the Closing now existing in favor of the current or former directors and officers of the Company and any of its Subsidiaries as provided in the Organizational Documents of the Company and its Subsidiaries or any Contract between any of such directors or officers and the Company or any of its Subsidiaries (solely to the extent such Contracts have been provided to Purchaser prior to the date hereof), as applicable, in each case, as in effect on the date hereof.

(b) Prior to the Closing, the Company and its Subsidiaries shall, and, if the Company or any of its Subsidiaries is unable to, Purchaser shall cause the Company and any of its Subsidiaries, as applicable, as of the Closing to, obtain and fully pay for “tail” insurance policies with a claims reporting or discovery period of at least six (6) years from and after the Closing Date from an insurance carrier with the same or better credit rating as the Company’s and its Subsidiaries’ current insurance carriers (including coverage provided through Seller’s Affiliates) with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s and its Subsidiaries’ existing policies (including coverage provided through Seller’s Affiliates) with respect to matters existing or occurring at or prior to the Closing (including in connection with this Agreement and the transactions and actions contemplated hereby).  If the Company or any of its Subsidiaries for any reason fails to obtain such “tail” insurance policies as of the Closing, the Company and its Subsidiaries shall, and Purchaser shall cause the Company and its Subsidiaries to use reasonable best efforts to purchase comparable D&O Insurance for a period of at least six (6) years from and after the Closing Date with benefits and levels of coverage at least as favorable as provided in the Company’s and its Subsidiaries existing policies (including coverage provided through Seller’s Affiliates) as of the date of this Agreement; provided, however, that in no event shall Purchaser, the Company or any of the Company’s Subsidiaries be required to expend for such policies, or any “tail” insurance policy obtained pursuant to this Section 5.5(b), an annual premium amount in excess of $6 million.

(c) In the event that the Company or any of its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties or other assets to any Person, then, and in each such case, Purchaser shall cause proper provision to be made so that the successors and assigns of the Company or any of its Subsidiaries, as the case may be, shall expressly assume the obligations set forth in this Section 5.5.

(d) The provisions of this Section 5.5 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

Section 5.6 Employee Benefits.  (a)  Purchaser agrees that during the period beginning on the Closing Date and ending on the second anniversary of the Closing Date, Purchaser shall, or shall cause the Company and its Subsidiaries to, provide (i) each of the then current Company Employees (other than such employees covered by collective bargaining agreements) who continue to be employed by the Company or any of its Subsidiaries (the “Subject Employees”) with (A) annual cash compensation (which includes base salary or wage rate, annual cash bonus opportunities and cash-based long-term incentive compensation opportunities) that is materially no less favorable, in the aggregate, than the annual cash compensation provided to each such Subject Employee immediately prior to the Closing Date and (B) severance benefits that are no less favorable than those provided to each such Subject Employee immediately prior to the Closing Date under the arrangements listed on Section 5.6(a) of the Company Disclosure Schedule, and (ii) pension and welfare benefits that are materially no less favorable in the aggregate than the benefits generally provided to Subject Employees immediately prior to the Closing Date.

(b) Purchaser shall:  (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan of Purchaser or any of its Affiliates that provides health benefits in which such employees may be eligible to participate following the Closing, other than any limitations that were in effect with respect to such employees as of the Closing under any analogous Benefit Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by any Company Employee and his or her eligible dependents under the health plans in which they participated immediately prior to the Closing during the portion of the calendar year prior to the Closing in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Purchaser or its Affiliates in which they are eligible to participate after the Closing in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to any Company Employee and his or her eligible dependents on or after the Closing, in each case to the extent such employee of the Company and any of its Subsidiaries or eligible dependent had satisfied any similar limitation or requirement under any analogous Benefit Plan prior to the Closing.

(c) Purchaser shall, and shall cause the Company and its Subsidiaries to honor the terms of all Company Benefit Plans existing as of immediately prior to the Closing and disclosed to Purchaser, provided, however, that nothing in this Section 5.6 shall prohibit Purchaser from amending or terminating any particular Benefit Plan, arrangement, or agreement in accordance with its terms as in effect from time to time.  Except as otherwise required by applicable Law, the participation of all Company Employees and their respective eligible dependents under any Seller Benefit Plan shall terminate effective immediately prior to the Closing, provided that, except as set forth in Section 5.6(c) of the Company Disclosure Schedule, Seller shall remain responsible for any amounts under the Seller Benefit Plans that are vested and accrued as of the Closing Date.

(d) Purchaser shall (and shall cause the Company and its Subsidiaries to), after the Closing, give credit for all service of each Company Employee with the Company or any of its Subsidiaries or any of their respective predecessors under all Company Benefit Plans and all employee benefit plans, agreements, programs, policies and arrangements of Purchaser and its Affiliates (each, a “Purchaser Benefit Plan”) (including under newly established plans of the Company and its Subsidiaries) to the same extent as such service was credited for such purpose by Seller or its Affiliates, the Company or any of its Subsidiaries under each Benefit Plan in which such Company Employees are eligible to participate for purposes of eligibility, vesting and benefit accrual, except that, with respect to benefit accrual, such service shall not be given credit to the extent that it would result in a duplication of benefits and shall not be required to be given credit for purposes of benefit accrual under any Purchaser Benefit Plan that is a defined benefit pension plan.

(e) After the date hereof and through the Closing, Purchaser and the Company and each of its Subsidiaries shall cooperate in good faith to determine whether to, effective as of the Closing, maintain, or terminate and replace the benefits provided by, any and all Benefit Plans intended to include a Code Section 401(k) arrangement (each a “401(k) Plan”), provided that neither the Company nor any of its Subsidiaries shall be required, without its consent, to terminate any of its 401(k) Plans.

(f) Subject to Section 409A of the Code, for each Benefit Plan set forth in Section 5.6(f) of the Company Disclosure Schedule, the Purchaser hereby agrees that a “change of control” or “change in control” within the meaning of each such Benefit Plan (or an event of similar effect under the terms of such Benefit Plan) will occur upon the Closing Date.

(g) Notwithstanding the foregoing, nothing contained herein shall (1) be treated as an amendment of any particular Benefit Plan, (2) give any third party any right to enforce the provisions of this Section 5.6 or (3) obligate Purchaser or any of its Affiliates to (A) maintain any particular benefit plan or (B) retain the employment of any particular employee.  The provisions of this Section 5.6 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 5.6, express or implied, shall confer upon any Company Employee, or legal representative, or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.

(h) Notwithstanding anything herein to the contrary, the terms and conditions of employment for any Company Employee who is represented for purposes of collective bargaining by any labor organization pursuant to a certification by the National Labor Relations Board or a lawful recognition of such labor organization by the Company or any of its Subsidiaries shall be in accordance with the applicable terms and conditions of such collective bargaining agreements and applicable law.  Furthermore, the foregoing provisions of this Section 5.6 shall be subject to Seller’s statutory obligation to give notice to and engage in effects bargaining, upon request, with labor organizations that represent certain Company Employees.

Section 5.7 Intercompany Items.

(a) At the Closing, in addition to the Closing Day Payment to be paid pursuant to Section 2.3(b), (i) Purchaser shall make available to the Company and its Subsidiaries an amount of immediately available funds sufficient to permit the Company and its Subsidiaries to repay the aggregate principal amount of the Indebtedness owed to Affiliates of the Seller (other than the Company and its Subsidiaries) outstanding as of the Closing Date  and accrued and unpaid interest incurred thereon, which Indebtedness shall include the amount of any “make-whole” premium due and payable in accordance with the terms of such borrowings upon prepayment thereof and that are unpaid (the “Affiliate Indebtedness”) and (ii) Seller shall cause the Company and its Subsidiaries to pay in immediately available funds such amounts to, or as directed by, the Subsidiaries of Parent to which such amounts are owed upon repayment of the applicable borrowings; provided that an amount equal to the aggregate amount required to be paid pursuant to this Section 5.7(a) is fully reflected in the calculation of Closing Indebtedness pursuant to Section 2.3.  After such payments are made, the Company and its Subsidiaries shall have no further Liabilities with respect to the Affiliate Indebtedness.  Except as set forth in Section 5.7(a) of the Company Disclosure Schedule, Seller shall not, and shall cause its Affiliates not to, cause or agree to any amendment to the terms of instruments governing the Affiliate Indebtedness and, other than accrued interest accruing pursuant to normally recurring regularly scheduled interest payments payable pursuant to the terms thereof, shall not increase the interest rates, make-whole premiums, prepayments penalties or other similar provisions relating thereto.

(b) Except with respect to the Affiliate Indebtedness, which is addressed in Section 5.7(a) hereof, all agreements between Seller and its Affiliates (other than the Company and its Subsidiaries) on the one hand and the Company and its Subsidiaries on the other hand, shall be terminated as of Closing. Within twenty (20) calendar days after the last day of the calendar month in which the Closing occurs, (i) Seller shall pay and cause its Affiliates (other than the Company or its Subsidiaries) to pay to the Company and its Subsidiaries an amount in cash equal to all Liabilities that Parent or such Subsidiaries have to the Company or its Subsidiaries to the extent such Liability would be reflected as an asset (for the avoidance of doubt, excluding any deferred tax asset) on a consolidated balance sheet of the Company as of the Closing Date prepared in accordance with GAAP consistently applied (an “Intercompany Items Balance Sheet”) and (ii) Purchaser shall cause the Company and its Subsidiaries to pay to Seller and its Affiliates (other than the Company and its Subsidiaries) an amount in cash equal to all Liabilities (other than the Liabilities set forth in Section 5.7(a) and, for the avoidance of doubt, excluding any deferred tax liability) that the Company and its Subsidiaries have to Seller or such Affiliates to the extent such Liability would be reflected as a liability on an Intercompany Items Balance Sheet.  Upon receipt of the payments set forth in the immediately preceding sentence, all such obligations and Liabilities shall be discharged and released, except that the agreements listed in Section 5.7(b) of the Company Disclosure Schedule, if any, shall remain in full force and effect.  Seller hereby agrees that the amounts payable by the Company and its Subsidiaries pursuant to this Section 5.7(b) shall not exceed $4 million.

Section 5.8 Intellectual Property.  (a)  Following the Closing Date, Purchaser will not, and Purchaser will cause the Company and its Subsidiaries and their respective Affiliates not to, register, attempt to register, or use, except to the extent permitted pursuant to Section 5.8(b) of this Agreement, in any fashion, including in signage, corporate letterhead, business cards, Internet web sites, advertising materials, marketing brochures or other content in connection with any products or services anywhere in the world in any medium, any trademark, service mark, domain name, corporate name, trade name or other indicia of origin that is registered with any Governmental Authority to Seller or its Affiliates (other than LG&E and KU) as of the date hereof, or that is confusingly similar thereto (collectively, the “Seller Marks”).

(b) Subject to the terms and conditions of this Agreement, Seller hereby grants to Purchaser and the Company, effective as of the Closing Date, a non-exclusive, limited, non-transferable right and license (“License”) to use and display the Seller Marks used in the businesses of the Company as of the date hereof and as of the Closing Date on any materials that prior to Closing included any Seller Marks, including signage, advertising, promotional materials, electronic materials, collateral goods, stationery, business cards, web sites, email addresses, invoices, receipts, forms, product, training and service literature and materials and other materials (“Materials”).  The term of the License shall commence on the Closing Date and shall continue for four (4) months following the Closing Date.  Except as set forth above in this Section 5.8(b), Purchaser shall not, and Purchaser will cause each of the Company and its Subsidiaries and their respective Affiliates not to, hold itself out as having any affiliation with Seller or any Affiliates of Seller; provided, however, that Purchaser may make reference to the historical ownership of the Company.  Purchaser agrees that any use of the Seller Marks by Purchaser will be, and Purchaser will cause any use of the Seller Marks by the Company and its Subsidiaries and their respective Affiliates to be, in a manner and form: (a) designed to maintain the high quality of the Seller Marks that is consistent with the prior use of the Seller Marks and (b) that complies with all applicable Laws. Upon Seller’s request, Purchaser will explain and provide samples of its use of the Seller Marks for Seller to verify compliance with the foregoing.

(c) For the avoidance of doubt, nothing herein shall restrict the Company and its Subsidiaries and their respective Affiliates from using the names set forth in Section 5.8(c) of the Company Disclosure Schedule in any name of the Company or any of its Subsidiaries.  Except as otherwise expressly permitted in writing by Seller, Purchaser will cause, as soon as practicable (but in no event more than three (3) months following the Closing Date), the corporate names of the Company and its Subsidiaries to be changed to a name that does not contain any of the Seller Marks.  Furthermore, the parties will cause, as soon as practicable (but in no event more than thirty (30) days following the Closing Date), any hypertext links to Internet web sites operated by or at the direction of Seller or any of its Affiliates and any other use of Seller Marks to be removed from any Internet web sites operated by or at the direction of the Company and its Subsidiaries.  For the avoidance of doubt, nothing in this Section 5.8 will preclude any references to the Seller Marks that are required by Law or that constitute “fair use” under applicable Law.

Section 5.9 Seller Cure.  If the condition to closing in Section 7.2(a) (as a result of the breach or inaccuracy of the representation and warranty in Section 3.8(b)) or 7.2(c) is not fulfilled at Closing, Seller (at its sole cost and expense) may, but shall not be required to, make such payments to the Company to promptly cure such inaccuracy or breach; provided that such payment, in Purchaser’s reasonable judgment, cures the matter that gave rise to such breach or inaccuracy.

Section 5.10 Payment of Certain Amounts by Seller.  Whenever Seller has the right or obligation to make a payment to the Company in connection with curing any violations or breaches of this Agreement, in lieu of such payment to the Company, with Purchaser’s prior written consent, Seller shall have the option of causing the Company or any of its Subsidiaries to cure such violations or breaches at their expense by paying such amount, in which case an amount equal to the payment that Seller would have otherwise had the obligation or right to make, shall be deducted from the Base Purchase Price pursuant to Section 2.2.

Section 5.11 Additional Matters.  Following the Closing, the Company’s headquarters shall continue to be located in Louisville, Kentucky for a period of at least 15 years.

Section 5.12 Non-Solicitation.  (a)  For the period commencing on the Closing Date and expiring on the first anniversary of the Closing Date, neither Seller nor any of its Affiliates shall directly or indirectly, without obtaining the prior written consent of Purchaser, (i) induce, encourage or solicit any Company Employee who is at the senior management level to leave such employment or to accept any other position or employment with Seller, any of its Affiliates or any other Person or (ii) hire or assist any other Person in hiring any Company Employee who is at the senior management level; provided, however, that the foregoing clauses (i) and (ii) of this Section 5.12(a) shall not apply to any Company Employee who has left the employment of Purchaser and its Affiliates and shall not prohibit general solicitations by Seller or any of its Affiliates for employment through advertisements or other means.

(b) Other than with respect to the Company Employees, for the period commencing on the date hereof and expiring on the first anniversary of the Closing Date, neither Purchaser nor any of its Affiliates shall directly or indirectly, without obtaining the prior written consent of Seller, (i) induce, encourage or solicit any employee of Seller or any of its Affiliates who is at the senior management level and has been involved in the negotiation of the transactions contemplated hereby to leave such employment or to accept any other position or employment with Purchaser, any of its Affiliates or any other Person, so long as such employee is employed by Seller or any of its Affiliates, or (ii) hire or assist any other Person in hiring any such employee; provided, however, that the foregoing clauses (i) and (ii) of this Section 5.12(b) shall not apply to employees who have left the employment of Seller and its Affiliates and shall not prohibit general solicitations by Purchaser or any of its Affiliates for employment through advertisements or other means.

Section 5.13 Financing.  (a)  Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Debt Financing on the terms and conditions, including the flex provisions, described in the Debt Financing Commitments (provided that Purchaser may amend the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Financing Commitment as of the date hereof, or otherwise so long as such amendment does not (x) reduce the aggregate amount of the committed financing (including by changing the amount of fees to be paid or original issue discount) from that contemplated in the Debt Financing Commitment, or (y) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing or (z) amend other terms in the case of this clause (z) in a manner that would otherwise  adversely impact the ability of Purchaser to timely consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby and Purchaser provides Parent promptly after any such  amendment with a copy thereof), including using its reasonable best efforts to (i) maintain in effect the Debt Financing Commitments, (ii) satisfy on a timely basis all conditions applicable to Purchaser to obtaining the Debt Financing set forth in the Debt Financing Commitments that are within its control, (iii) enter into definitive agreements with respect thereto on the terms and conditions (including the flex provisions) contemplated by the Debt Financing Commitments or on other terms reasonably acceptable to Purchaser that would not (x) reduce the aggregate amount of the committed financing (including by changing the amount of fees to be paid or original issue discount) from that contemplated in the Debt Financing Commitment, or (y) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing or (z) amend other terms in the case of this clause (z) in a manner that would otherwise  adversely impact the ability of Purchaser to timely consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby, (iv) enforce the obligations of the lenders under the Debt Financing Commitments and (v) subject to the satisfaction or waiver of the conditions set forth herein (excluding conditions that by their terms cannot be satisfied until the Closing Date, but subject to the satisfaction or waiver of such conditions), consummate the Debt Financing at or prior to the Closing, to the extent that the proceeds of the Debt Financing are necessary to finance the transactions contemplated hereby.  If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, Purchaser shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources (on terms and conditions that in the aggregate are not materially less favorable to Purchaser, taking into account the flex provisions) in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event.  Purchaser shall give Seller prompt notice of any material breach by any party to the Debt Financing Commitments, of which Purchaser becomes aware, or any termination of the Debt Financing Commitments, to the extent Purchaser becomes aware of such termination.  Purchaser shall keep Seller informed on a reasonably current basis of the status of its efforts to arrange the Debt Financing and provide copies of all documents related to the Debt Financing to Seller.  In furtherance of the foregoing, Purchaser agrees that it shall use its reasonable best efforts to enter into definitive agreements with respect to the Debt Financing as contemplated by clause (a)(iii) above not later than 45 calendar days after the date of this Agreement and that any failure to do so shall be a material breach of this Agreement. Notwithstanding anything to the contrary contained herein, in no event shall Purchaser be required pursuant to this Agreement to agree to pay to the lenders providing the Debt Financing, any material additional fees or to materially increase any interest rates applicable to the Debt Financing, except as expressly required pursuant to the Debt Financing Commitments (including the flex provisions) in existence as of the date hereof.

(b) Purchaser acknowledges and agrees that the consummation of the transactions contemplated by this Agreement is not conditional upon the receipt by Purchaser of the proceeds of the Debt Financing Commitments and that any failure by Purchaser to have available the funds necessary to consummate the Purchase at Closing shall constitute a material breach by Purchaser of this Agreement.

(c) Seller shall, and shall cause the Company and its Subsidiaries, and its, and their respective, officers, employees and advisors, including legal and accounting advisors, to provide to Purchaser all cooperation reasonably requested by Purchaser in order for Purchaser to complete the Debt Financing or any Alternative Permanent Financing as of the Closing and that is customary in connection with a financing comparable to the Debt Financing and equity or debt securities offerings (including, without limitation, first mortgage bonds) to the public including: (i) furnishing the Purchaser (by a date that is not later than 60 days after the end of any fiscal quarter after the date hereof that is not a fiscal year end, in respect of unaudited quarterly financial statements required pursuant to this Section 5.13(c), 40 days after the date hereof in the case of the fiscal quarter ended March 31, 2010, or 90 days after December 31, 2010 in respect of audited annual financial statements required pursuant to this Section 5.13(c), as applicable) with:  (A) the audited consolidated balance sheet of the Company and separately the audited unconsolidated balance sheets of KU and LG&E as of December 31, 2010 to the extent that the Closing has not occurred prior to March 30, 2011), and the related audited statements of income and cash flows for the years then ended, and the notes and schedules thereto, (B) the unaudited consolidated balance sheet of the Company and separately the unaudited unconsolidated balance sheets of KU and LG&E as of March 31, 2010 and March 31, 2009 (and as of the end of any subsequent quarterly period that is not a fiscal year end ended no less than 60 days prior to the Closing Date along with the corresponding financial statements for the same period in the immediately prior year) and the related unaudited statements of income and cash flows, which shall have been reviewed by the Company’s accountants as provided in SAS 100, and (C) all financial information related to the Company and its Subsidiaries reasonably required by Purchaser for Purchaser to produce the pro forma financial statements required under SEC Regulation S-X for equity or debt securities offerings of Purchaser to the public and specified in writing by Purchaser to Seller not later than 20 days after the date hereof (information required to be delivered pursuant to this clause (i) being referred to as, the “Required Information”); (ii) participating in a reasonable and limited number of meetings, presentations, due diligence sessions, drafting sessions and sessions with prospective lenders, investors and rating agencies in connection with the Debt Financing and any Alternative Permanent Financing; (iii) assisting with the preparation of materials for rating agency presentations, bank information memoranda, offering circulars, prospectuses and prospectus supplements and similar documents required in connection with the Debt Financing and any Alternative Permanent Financing (including requesting any consents of accountants for use of their reports in any materials relating to the Debt Financing and any Alternative Permanent Financing and the delivery of comfort letters and customary representation letters); (iv) facilitating the pledging of collateral in connection with any Alternative Permanent Financing in the form of an issuance of first mortgage bonds by the Company’s Subsidiaries, including, executing and delivering any customary pledge and security documents, currency or interest hedging arrangements or other definitive financing documents or other certificates, legal opinions, surveys and title insurance (including non-imputation title policy endorsements and affidavits reasonably required by the title company) and documents as may be reasonably requested by Purchaser or otherwise facilitating the pledging of collateral from and after the Closing as may be reasonably requested by Purchaser (provided that any obligations contained in such documents shall be effective no earlier than as of the Closing), (v) causing the taking of corporate actions (subject to the occurrence of the Closing) by the Company and its Subsidiaries reasonably necessary to permit the completion of the Debt Financing and any Alternative Permanent Financing, (vi) facilitating the execution and delivery (at the Closing) of definitive documents related to the Debt Financing and any Alternative Permanent Financing (including mortgage indentures at KU and LG&E); and (vii) providing such other financial and other information regarding the Company and its Subsidiaries as is reasonably necessary for Purchaser to effect the Debt Financing or any Alternative Permanent Financing; provided, however, that nothing in this Section 5.13(c) shall require any cooperation to the extent that it would unreasonably interfere in any material respect with the business or operations of Seller or its Affiliates, including the Company and its Subsidiaries.  Purchaser shall promptly, upon request by Seller, reimburse Seller for all costs and expenses (including attorneys’ fees) incurred by Seller or its Affiliates, including the Company and its Subsidiaries, in connection with the cooperation contemplated by this Section 5.13(c).  Purchaser shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Losses actually suffered or incurred by any of the Seller Indemnified Parties, to the extent arising out of any action taken by a Seller Indemnified Party at the request of Purchaser pursuant to this Section 5.13(c) or in connection with the arrangement of the Debt Financing or any Alternative Permanent Financing or any information utilized in connection therewith (other than information with respect to the Company and its Subsidiaries provided to Purchaser in writing by Seller, the Company or the Company’s Subsidiaries expressly for use in connection with offering documents or prospectuses for the Debt Financing or Alternative Permanent Financing), and this indemnification shall survive termination of this Agreement and such Seller Indemnified Parties shall be third party beneficiaries of this sentence.  Seller, the Company and its Subsidiaries hereby consent to the reasonable use of the Company and its Subsidiaries’ logos in connection with the Debt Financing and any Alternative Permanent Financing, provided that such logos are used in a manner that is not intended to harm or disparage Seller or its Affiliates, including the Company and its Subsidiaries, or their marks and on such other customary terms and conditions as Seller shall reasonably impose.  Purchaser agrees that any breach of this Section 5.13(c), other than the provision of the Required Information, shall not constitute a breach of this Agreement that gives rise to or contributes to any failure of a condition set forth in Article VII; provided that, notwithstanding anything to the contrary contained herein, the parties agree that any claim by Purchaser resulting from a breach by Seller of this Section 5.13(c) shall survive the Closing or the earlier termination of this Agreement.  Purchaser agrees that this Agreement shall not obligate the Company or its Subsidiaries to issue any securities or make any borrowings prior to Closing.

Section 5.14 Regulatory Commitments.  Seller and Purchaser agree (a) that the applications submitted to the State Commissions with respect to the Purchase shall include the information concerning the Purchase, the Company and its Subsidiaries, Seller and Purchaser required by applicable laws of the Commonwealth of Kentucky, the Commonwealth of Virginia and the State of Tennessee, as the case may be, (b) that such applications and any amendments or supplements thereto shall include the commitments and agreements set forth in Exhibit B hereto  to the extent applicable to such jurisdictions and such additional agreements or commitments as Seller and Purchaser agree are advisable to obtain prompt approval of such applications, and (c) that neither Seller nor Purchaser shall agree to, or accept, any additional or different agreements, commitments or conditions in connection with the Purchase pursuant to any settlement or otherwise with the State Commissions or any other Person without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, conditioned or delayed.  Purchaser further agrees that, subject to obtaining the consent of Seller as required by this Section 5.14, it will agree to, or accept, any additional or different agreements, commitments or conditions reasonably necessary, proper or advisable to obtain any Governmental Authorizations necessary to promptly consummate the Purchase, including any Company Required Regulatory Approvals or any Purchaser Required Regulatory Approvals, except to the extent that any such agreements, commitments or conditions, individually or in the aggregate, would cause the condition set forth in Section 7.2(c) to fail to be satisfied.

Section 5.15 Competing Transactions.  Purchaser agrees that it shall not, and shall not permit any of its Affiliates to, directly or indirectly, acquire or agree to acquire, whether by merger, consolidation, purchasing a substantial portion of the assets of or equity in or by any other manner, any assets, business or any Person, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation or purchase could reasonably be expected to (w) impose any delay (other than in an immaterial respect) in the expiration or termination of any applicable waiting period or impose any delay (other than in an immaterial respect) in the obtaining of, or increase the risk of not obtaining, any Governmental Authorizations necessary to consummate the Purchase, including any Company Required Regulatory Approvals or any Purchaser Required Regulatory Approvals, (x) increase the risk of any Governmental Authority entering a Prohibitive Order, (y) increase the risk of not being able to remove any such Prohibitive Order on appeal or otherwise or (z) other than in an immaterial respect, delay or impede the consummation of the Purchase.

Section 5.16 Loss of Property.  In the event that between the date of this Agreement and the Closing Date, (i) any assets (other than immaterial assets) expected to be owned by the Company and its Subsidiaries on the Closing Date have suffered property damage (ordinary wear and tear excepted) or are subject to eminent domain or condemnation proceedings, or (ii) are lost, in each of clauses (i) and (ii) other than in the Company Ordinary Course of Business, Seller shall notify Purchaser reasonably promptly in writing upon it becoming aware of such event.  Seller shall, or shall cause its Affiliates to, either (i) prior to the Closing, use any insurance recoveries or other proceeds actually received by Seller or its Affiliates in respect of such damage, regardless of materiality, by property damage, eminent domain, condemnation proceedings or loss to repair, rebuild or replace the portion of the assets damaged or lost prior to the Closing, or (ii) (x) to the extent of any insurance recoveries or other proceeds actually received prior to the Closing and not used to repair, rebuild or replace such portion of assets, hold such insurance recoveries or other proceeds in trust for the Purchaser and, at the Closing, assign all of Seller’s or Seller’s Affiliates’, as applicable, right, title, and interest in and to such insurance recoveries or other proceeds to Purchaser in compensation for such damage or loss, or (y) to the extent of any insurance recoveries or other proceeds yet to be received, use its reasonable best efforts to diligently pursue any and all claims related thereto and assign all of Seller’s or Seller’s Affiliates’, as applicable, right, title, and interest to receive and collect such insurance recoveries or other proceeds upon payment thereof; provided, however, that Purchaser shall reimburse Seller for Seller’s costs and out-of-pocket expenses incurred in using its reasonable best efforts in pursuing such claims.  For the avoidance of doubt, notwithstanding anything to the contrary contained herein, this Section 5.16 shall survive the Closing solely to the extent any such lost or damaged assets exist, and then only until the applicable insurance recoveries or other claim proceeds are received or denied.

Section 5.17 Further Assurances.  Seller and Purchaser, subject to the provisions of this Agreement, (i) shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out such party’s obligations under this Agreement and give effect to the transactions contemplated by this Agreement, and (ii) shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing.

Section 5.18 Rate Cases.  Between the date of this Agreement and the Closing, Seller hereby agrees to cause the Company and its Subsidiaries to continue to diligently pursue the Rate Cases consistent with past practice, and to the extent permitted by Law and Governmental Order, notify Purchaser about any material developments, or material communications with FERC or the State Commissions, relating thereto.  Except as required by Section 5.14 and Exhibit B, prior to making any commitments or settlement offers in the Rate Cases, Seller shall cause the Company and its Subsidiaries to consult with Purchaser and to consider in good faith any suggestions made by Purchaser in connection therewith.  Seller shall not permit the Company or its Subsidiaries to settle the Rate Cases without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed) to the extent that such settlement would result in an outcome for the Company and its Subsidiaries that would be materially adverse to the Company or any of its Subsidiaries, taking into account the requests made by the Company and its Subsidiaries in the proceeding, the resolution of similar recent proceedings under similar circumstances in the utility industry and the reasonable expectations of Purchaser as of the date hereof for such outcome.

Section 5.19 Insurance. (a)  Except as set forth in this Section 5.19, coverage of the Company and its Subsidiaries or any of their respective businesses, operations, personnel and other risks attributable to them under all insurance policies of Seller and its Affiliates (other than the Company and its Subsidiaries) shall cease as of the Closing Date.

(b) To the extent that prior to the date hereof Seller and/or its Affiliates (other than the Company and its Subsidiaries) retained in effect policies of insurance that covered the business, assets and operations of the Company and its Subsidiaries, then Seller shall, or shall cause its Affiliates to, maintain such insurance in effect for a period of one year following the Closing Date (subject to the terms of those policies) for the Company and its Subsidiaries (the “Seller Insurance”) for liabilities, costs or damages relating to any event occurring prior to the Closing Date (but not occurring after the Closing Date), and upon the request of Purchaser, Seller shall use its commercially reasonable efforts to assert any and all claims for payment made by the Company at the request of Purchaser under the Seller Insurance (any such request to be made no later than the first anniversary of the Closing Date) (“Pre-Closing Claims”); provided that nothing herein shall require Seller and/or its Affiliates (other than the Company and its Subsidiaries) to maintain or preserve in effect any policies of insurance which it does not otherwise maintain or preserve in effect for entities other than the Company and its Subsidiaries or for its business other than the business of the Company and its Subsidiaries.  Any Pre-Closing Claim shall be processed by Seller and/or its Affiliates in the same manner and shall be given the same priority relative to other claims as if such claim had been made by Seller or one of its Affiliates.  Seller (or its designee) will reasonably promptly remit to the Company any and all amounts recovered pursuant to Seller Insurance for any Pre-Closing Claim.  The Company shall provide all assistance and information reasonably requested by Seller in connection with processing Pre-Closing Claims and providing information to its insurance underwriters, in each case in a manner consistent with the practices of Seller and the Company prior to the date hereof and Seller shall consult with the Company, and keep the Company reasonably informed with respect to, any of the foregoing.  Seller shall coordinate with the Company to provide such information relating to the Seller Insurance as the Company may reasonably request, in a manner consistent with the practices of Seller and the Company prior to the Closing, including providing the Company with notice of any cancellation or termination of such Seller Insurance as promptly as practicable after (i) receiving any notice thereof or (ii) reaching a final decision to provide a notice of cancellation or termination.  The Company shall pay the Company’s allocable cost for such insurance (based on the amount paid by the Company with respect to coverage for the period from December 31, 2008 to December 31, 2009) and shall promptly reimburse Seller or its designee for all other reasonable out-of-pocket costs and expenses whatsoever incurred (a) at Purchaser’s request or (b) in providing the assistance described in this Section 5.19 (“Assistance Costs”).  “Assistance Costs” shall include third party expenses, including without limitation attorneys’ fees and claims adjustment expenses, paid in connection with investigating, preparing, or pursuing recoveries from insurance contracts and retroactive or prospective premium increases to the extent (and only to the extent) attributable to losses incurred in connection with the Company and its Subsidiaries following the Closing.

ARTICLE VI
TAX MATTERS

Section 6.1 Section 338 Election.  Purchaser agrees, except to the extent it has received Seller’s express written consent, not to make (and to cause each of its Affiliates not to make) any election under Section 338 (including but not limited to Section 338(h)(10)) of the Code or any similar provision of any U.S. state or local or foreign law with respect to any of the transactions contemplated by this Agreement.

Section 6.2 Seller Liability for Taxes.  Effective as of the Closing Date, except for Taxes provided for in the Company Financial Statements Seller and Parent shall, indemnify and hold the Purchaser Indemnified Parties harmless from and against any Losses in respect of (i) any Taxes imposed with respect to the Company or any of its Subsidiaries for the taxable periods, or portions thereof, ended on or before the Cut-Off Date (a “Pre-Cut-Off Date Tax Period”), (ii) any Taxes of Seller or any of its Affiliates (other than the Company or any of its Subsidiaries) and any Taxes for which the Company or any of its Subsidiaries is held liable under Treasury Regulations Section 1.1502-6 or similar provision by reason of the Company or any of its Subsidiaries being included in any consolidated, affiliated, combined, or unitary group with Seller or any of its Affiliates, other than the Company and its Subsidiaries, (iii) any breach of (A) any representation or warranty contained in Section 3.9 or (B) any covenant set forth in Section 5.1(a)(xv) and (iv) Taxes imposed on the Company or any Subsidiary as a result of the recognition of any “excess loss account”, as defined for federal income tax purposes, triggered by the sale of the Interests to the Purchaser pursuant to this Agreement.

Section 6.3 Purchaser Liability for Taxes.  Effective as of the Closing Date and without duplication of any payment due to Seller pursuant to Section 6.7, Purchaser shall indemnify and hold the Seller Indemnified Parties harmless from and against any Losses in respect of Taxes with respect to the Company or any of its Subsidiaries other than those Taxes for which Seller is responsible pursuant to Section 6.2.

Section 6.4 Proration of Taxes.  To the extent necessary to allocate the liability for Taxes, or any attribute relating to Taxes, for a portion of a taxable year or period that begins before and ends after the Cut-Off Date (a “Straddle Period”), the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Cut-Off Date shall be determined by assuming that the taxable year or period ended as of the close of business on the Cut-Off Date, except that any property taxes, exemptions, allowances or deductions that are calculated on an periodic basis shall be prorated on a time basis.

Section 6.5 Preparation of Tax Returns.  (a)  Seller shall prepare and file (or cause to be prepared and filed) all Tax Returns relating to the Company or any of its Subsidiaries which are required to be filed after the Closing Date and which are filed on a consolidated, unitary or combined basis with the Seller.  With respect to any Tax Return to be prepared and filed by the Seller pursuant to the preceding sentence, Purchaser shall cause the Company to prepare and provide to Seller a package of Tax information materials (the “Tax Package”), which shall be completed in accordance with past practice, and shall include drafts of the Tax Returns (computed on a stand-alone basis with respect to the Company and its Subsidiaries), schedules and significant work papers (other work papers shall be made available to the Seller upon request).  With respect to any consolidated federal income Tax Return or any Kentucky consolidated state income Tax Returns, Purchaser shall cause the Tax Package to be delivered to Seller no later than 45 days in advance of the due date (giving effect to any extension thereof) for the Tax Return to which such Tax Package relates.  With respect to any Tax Return to be prepared and filed by the Seller referred to in the first sentence of this Section 6.5 other than a consolidated federal or Kentucky consolidated income Tax Return, Purchaser shall cause the Tax Package to be delivered to Seller as promptly as reasonably possible prior to the filing of such Tax Returns to enable Seller to review and timely file the Tax Return to which such Tax Package relates.  Purchaser shall prepare and file (or cause to be prepared and filed) all Tax Returns relating to the Company or any of its Subsidiaries to be filed after the Closing other than Tax Returns referred to in the first sentence of this Section 6.5.  With respect to any Tax Return to be filed by one party for which the other party may have an indemnification obligation, the Indemnified Party shall provide the Indemnifying Party adequate opportunity to review and comment on such Tax Return and shall incorporate comments of the Indemnifying Party on such Tax Returns to the extent such comments could affect the Indemnifying Party’s indemnity obligations under this Agreement.

(b) With respect to any Tax Returns for any taxable period which begins before and ends after the Closing Date, to the extent permissible, but not required, pursuant to applicable Tax Law, the parties shall cause the Company and its Subsidiaries to, (i) take all steps as may be reasonably necessary, including the filing of elections or returns with applicable Governmental Authority, to cause such period to end on the Closing Date or (ii) if the foregoing clause (i) of this Section 6.5(b) is inapplicable, report the operations of the Company and its Subsidiaries only for that portion of such period ending on the Closing Date in a combined, consolidated or unitary Tax Return filed by Seller or an Affiliate of Seller, notwithstanding that such taxable period does not end on the Closing Date.

Section 6.6 Tax Cooperation.  (a)  Effective as of the Closing Date, Seller and Purchaser shall provide each other, upon reasonable request, as promptly as practicable, with such cooperation and information (including reasonable access to employees during normal operating hours) as either of them may reasonably request of the other (and Purchaser shall cause the Company and its Subsidiaries to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, making any Tax election, determining a liability for Taxes or a right to a refund of Taxes, or participating in or conducting any audit, contest or other proceeding in respect of Taxes, but only to the extent such information is reasonably available to the other party.  Seller’s and Purchaser’s cooperation shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers, documents relating to rulings or other determinations by Governmental Authorities and any other information or documentation which may be useful in connection with the preparation of any Tax Return or management of any audit, contest or other proceeding in respect of Taxes.  Seller and Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to execute any documents as required in connection with any audit, contest or other proceeding in respect of Taxes covered by this Section 6.6; or to provide explanations of any documents or information provided under this Section 6.6.  Any information obtained under this Section 6.6 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.  Notwithstanding anything to the contrary contained herein, neither Purchaser nor Seller shall have any access to any books and records, Tax Returns or other information of the other party or its Affiliates that do not relate exclusively to the Company and its Subsidiaries.  Prior to the Closing Date, upon request of the other party, Seller and Purchaser shall cooperate with each other and use their respective reasonable best efforts to provide the other with information in each case as relevant to the Tax planning relating to the transition of the ownership of the Interests, the Company and its Subsidiaries.

(b) Effective as of the Closing Date, if a claim shall be made by any taxing authority, which, if successful, might result in an indemnity payment to any Indemnified Party pursuant to this Article VI, then such Indemnified Party shall give prompt notice to the Indemnifying Party in writing of such claim; provided, however, the failure to give prompt notice shall relieve the Indemnifying Party of its indemnity obligation only to the extent its ability to contest such claim is prejudiced in a manner that is not immaterial as a result of such failure.

(c) Effective as of the Closing Date, Seller shall be entitled to participate at its expense in the conduct of, and, at its option, take sole and exclusive control of the conduct and settlement of any Tax audit, contest or other proceeding in respect of Taxes for which Seller is responsible pursuant to this Agreement, and to employ counsel and other advisors of its choice at its expense; provided that Purchaser shall be permitted to participate in any such audit, contest or other proceeding to the extent it relates to Taxes of the Company or its Subsidiaries and could reasonably be expected to have an adverse effect on the Company or its Subsidiaries in a Tax period ending after the Cut-Off Date.

(d) Effective as of the Closing Date, Purchaser shall control all Tax audits, contests or other proceedings in respect of any Taxes of the Company or any of its Subsidiaries not described in paragraph (c).

(e) Effective as of the Closing Date and notwithstanding any other provision of this Agreement, neither party may agree to settle any claim for Taxes for which the other party is responsible pursuant to this Agreement without the prior written consent of such other party (such consent not to be unreasonably withheld, delayed or conditioned).

(f) Effective as of the Closing Date, at Seller’s request, Purchaser shall cause the Company and/or any of its Subsidiaries to make and/or join with Seller (or any of its Affiliates) in making any Tax election if the making of such election (i) would not have any adverse impact that is material on Purchaser and (ii) would not have any adverse impact that is material on the Company or the Company’s Subsidiaries for any taxable period ending after the Cut-Off Date.

(g) Each party shall pay or cause to be paid to the other party any refunds or credits of Taxes for which the other party is responsible pursuant to this Agreement (including any interest thereon paid by the applicable Governmental Authority in respect of such refund or credit) within thirty (30) Business Days after the receipt of such refund or the realization of such credit.  Each party shall, at the reasonable request of the other party, cooperate in good faith with such other party in obtaining such refunds or credits, including through the filing of amended Tax Returns or refund claims.

Section 6.7 Tax Sharing Matters.  Any Tax sharing agreement or arrangement between Seller or any of its Affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company and its Subsidiaries, on the other hand, including the Tax Sharing Agreement, shall be terminated as of the Closing.  All amounts payable under the Tax Sharing Agreement as of the Closing shall be determined promptly after the Closing (for the avoidance of doubt, such amounts to be determined without regard to the due dates for payments otherwise applicable under the Tax Sharing Agreement and without regard to Section 7 of the Tax Sharing Agreement) and shall be settled no later than the due date for the payment of the Tax to the relevant Tax authority to which such amount relates.

Section 6.8 Post-Closing Actions Affecting Tax Liabilities for Pre-Closing and Straddle Periods.  (a)  Except to the extent required by Law and subject to Sections 6.5 and 6.6, neither Purchaser nor any of its Affiliates shall (nor shall cause or permit the Company or any of its Subsidiaries to), without the prior written consent of Seller (such consent not to be unreasonably withheld, delayed or conditioned), (i) amend, file, re-file, revoke or otherwise modify any Tax Return previously filed with any Governmental Authority relating in whole or in part to the Company or any of its Subsidiaries with respect to any Pre-Cut-Off Date Tax Period or (ii) make any Tax election, adopt or change any method of Tax accounting or undertake any other extraordinary action on the Closing Date, if doing so could reasonably be expected to have an adverse effect that is material on the Seller or any of its Affiliates or result in any indemnification obligation of Seller for Taxes pursuant to this Agreement.

(b) Except to the extent required by Law and subject to Sections 6.5 and 6.6, neither Seller nor any of its Affiliates shall, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, delayed or conditioned), (i) amend, file, re-file, revoke or otherwise modify any Tax Return previously filed with any Governmental Authority  relating in whole or in part to the Company or any of its Subsidiaries with respect to any taxable period ending after the Cut-Off Date or (ii) make any Tax election, adopt or change any method of Tax accounting or undertake any other extraordinary action after the Closing Date, if doing so could reasonably be expected to have an adverse effect that is material on the Purchaser or any of its Affiliates (including, for purposes of this Section 6.8(b), after the Cut-Off Date, the Company or any of its Subsidiaries) or result in any indemnification obligation of Purchaser for Taxes pursuant to this Agreement.

(c) Notwithstanding anything to the contrary contained in this Agreement, neither Purchaser nor any of its Affiliates shall waive any statute of limitations or agree to any extensions thereof in respect of any Pre-Cut-Off Date Tax Period without the prior written consent of Seller.

Section 6.9 Rights With Respect to Loss Sharing With Respect to the Company and its Subsidiaries.

(a) If any tax losses or credits of the Company or any of its Subsidiaries (including any portion of any consolidated net operating loss of the Seller Consolidated Group that is attributable to the Company or any of its Subsidiaries, and any corresponding losses attributable to the Company or any of its Subsidiaries under applicable state or local Law) reflected in Section 3.9(m) of the Company Disclosure Schedule (such tax losses or credits other than the credit referenced by the item “Alternative Minimum Tax Credit Carryover”, the “Company Non-AMT Tax Attributes”, and the credit referenced by the item “Alternative Minimum Tax Credit Carryover”, the “Company AMT Tax Attribute”) are used to offset or to reduce any Taxes for which Seller would otherwise be responsible pursuant to this Agreement, whether utilizing such losses occurs by operation of law, pursuant to an election, such as an election to surrender losses of one entity to another entity, or by any other means, and the effect of such use is to either reduce (i) the aggregate amount of Company Non-AMT Tax Attributes immediately following the Closing below the Adjusted Non-AMT Cut-Off Date Amount (such reduced amount of Company Non-AMT Tax Attributes, the “Reduced Non-AMT Post-Closing Tax Attributes”) or (ii) the amount of the Company AMT Tax Attribute immediately following the Closing below the Adjusted AMT Cut-Off Date Amount (such reduced amount of the Company AMT Tax Attribute, the “Reduced AMT Post-Closing Tax Attribute”), then the Seller shall pay to the Purchaser cash equal to the amount of Taxes so offset or reduced by the difference between (i) the Adjusted Non-AMT Cut-Off Date Amount and the Reduced Non-AMT Post-Closing Tax Attributes or (ii) the Adjusted AMT Cut-Off Date Amount and the Reduced AMT Post-Closing Tax Attribute, as the case may be, within thirty (30) Business Days after such offset or reduction.  The “Adjusted Non-AMT Cut-Off Date Amount” and the “Adjusted AMT Cut-Off Date Amount”, respectively, shall be the aggregate amount of the Company Non-AMT Tax Attributes or the Company AMT Tax Attribute, respectively, (i) reduced by the amount of Company Non-AMT Tax Attributes or the Company AMT Tax Attribute, respectively, that are or is used to offset or to reduce any Taxes of the Company or any of its Subsidiaries in respect of any taxable period, or portion thereof, ending on or prior to the Closing Date, for which Purchaser would otherwise be responsible pursuant to this Agreement, whether utilizing such losses occurs by operation of law, pursuant to an election, such as an election to surrender losses of one entity to another entity, or by any other means and (ii) increased by the amount of any such tax loss or credit of the Company or any of its Subsidiaries (other than any worthless security deduction with respect to LG&E International Inc. realized after the Cut-Off Date) that is realized in respect of any taxable period or portion thereof beginning after the Cut-Off Date and ending on or prior to the Closing Date unless such losses or credits are used to offset or reduce the income of the Company or its Subsidiaries.  For purposes of the preceding sentence, Taxes, tax losses and tax credits in respect of a taxable period that begins before and ends after the Cut-Off Date or the Closing Date, as the case may be, shall be allocated pursuant to the principles of Section 6.4.  For purposes of determining the aggregate amount of Company Non-AMT Tax Attributes, Adjusted Non-AMT Cut-Off Date Amount and Reduced Non-AMT Post-Closing Tax Attributes, tax credits of the Company and its Subsidiaries shall be taken into account after dividing the nominal amount of such tax credits by 0.35.  Notwithstanding anything therein to the contrary, no amount shall be payable pursuant to Section 6.9(a) to the extent such payment would duplicate any amount payable pursuant to the Tax Sharing Agreement.

(b) Seller reserves the right to reduce any Taxes of the Company or any of its Subsidiaries for which Seller would otherwise be liable by utilizing any Tax losses of Seller or any Affiliate of Seller (other than the Company or any of its Subsidiaries), whether utilizing such losses occurs by operation of law, pursuant to an election, such an election to surrender losses of one entity to another entity, or by any other means.  For the avoidance of doubt, Seller shall not be entitled to any payment from Purchaser or any of its Affiliates for such use of any such Tax losses.

(c) To the extent permitted pursuant to Treasury Regulations Section 1.1502 95, Seller shall elect to apportion all of any consolidated section 382 limitation of the Seller Consolidated Group to the Company and its Subsidiaries and shall apportion to the Company and its Subsidiaries the maximum permitted net unrealized built-in gain of any loss group of which the Company or any of its Subsidiaries was a member.

Section 6.10 Miscellaneous.  (a)  Notwithstanding anything to the contrary contained in this Agreement, the covenants and agreements of Seller and Purchaser contained in this Article VI shall survive the Closing and shall remain in full force and effect until the expiration of the relevant statutes of limitation.

(b) Purchaser shall, and shall cause the Company and its Subsidiaries to, (i) retain all Company Books and Records with respect to Tax matters pertinent to the Company and any of its Subsidiaries relating to any taxable period beginning on or before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and (ii) abide by all record retention agreements entered into with any Governmental Authority and give Seller reasonable written notice and opportunity to obtain possession (at Seller’s expense) prior to transferring, destroying or discarding any such Company Books and Records.

Section 6.11 Exclusivity.  Notwithstanding any other provision of this Agreement, except as specifically provided in Sections 3.9, 5.1(a)(xv) and Article IX, any matter related to Taxes shall be governed solely by this Article VI.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1 Conditions to Obligations of Each Party.  The respective obligations of each party hereto to effect the Purchase are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) HSR Clearance.  The waiting period (and any extension thereof) applicable to the consummation of the Purchase under the HSR Act shall have expired or been earlier terminated.

(b) Regulatory Approvals.  The Company Required Regulatory Approvals and the Purchaser Required Regulatory Approvals shall have been obtained and shall have become Final Orders.  As used in this Section 7.1(b), the term “Final Order” means action by the relevant Governmental Authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law or Governmental Order before the transactions contemplated hereby may be consummated has expired, and as to which all conditions (other than conditions the satisfaction of which is within the control of a party) to the consummation of such transaction prescribed by Law or Governmental Order have been satisfied.

(c) No Prohibitive Order.  No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that is in effect and prevents, restrains, enjoins or otherwise prohibits the consummation of the Purchase (a “Prohibitive Order”).

Section 7.2 Conditions to Obligations of Purchaser.  Subject to Section 2.5(a), the obligations of Purchaser to effect the Purchase are subject to the satisfaction or waiver by Purchaser at or prior to the Closing of each of the following further conditions:

(a) Representations and Warranties of Seller.  The representations and warranties of Seller set forth in this Agreement (without regard to materiality or “Company Material Adverse Effect” qualifiers contained therein) shall be true and correct as of the Closing, as if made on the Closing Date (except to the extent that any such representation or warranty expressly speaks as of a specified date, in which case such representation or warranty shall be true and correct as of such specified date) except where the failure of any such representations and warranties to be true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect; provided, however, that, notwithstanding anything to the contrary contained herein, the representations or warranties of Seller (x) contained in Section 3.1 (Organization), Section 3.2 (Authorization of Transaction; Binding Obligation), Section 3.5 (Title to the Interests), Section 3.6 (Capitalization) and Section 3.20 (Brokers) shall be true and correct in all material respects, (y) contained in Section 3.8(b) shall be true and correct without disregarding the reference to “Company Material Adverse Effect” contained therein and (z) (i) with respect to Section 3.11(a)(iii), the word “material” shall be deemed to be included before the reference to “likelihood”, (ii) with respect to Section 3.15(a), the word “material” shall be deemed to be included before the reference to “amendments, waivers or other charges”, (iii) with respect to Section 3.18 the word “material” shall be deemed to be included before the first reference to  “current insurance policies”, before the first reference to “premium increase” and before the first reference to “changes”, (iv) with respect to Section 3.19 the word “material” shall be deemed to be included before the reference to “to the Company and its Subsidiaries taken as a whole” in the penultimate sentence thereof and (v) with respect to Section 3.25, the word “material” shall be deemed to be included before the references to “other documents” and the reference to “financial obligations.”  Purchaser shall have received a certificate signed by a duly authorized officer of Seller on behalf of Seller to the effect that the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of Seller.  Seller shall have performed in all material respects all obligations required to be performed by it hereunder on or prior to the Closing Date, and Purchaser shall have received a certificate signed by a duly authorized officer of Seller on behalf of Seller to such effect.

(c) Regulatory Approvals.  The Company Required Regulatory Approvals and the Purchaser Required Regulatory Approvals obtained in the form of Final Orders referred to in Section 7.1(b) shall not, individually or in the aggregate, impose terms, conditions, liabilities, obligations, commitments or sanctions upon the Company and the Company’s Subsidiaries, taken as a whole, or Purchaser and its Subsidiaries, taken as a whole, that would have, or be reasonably likely to have, a material and adverse effect on the condition (financial or otherwise), assets, liabilities, businesses or results of operations of the Company and its Subsidiaries, taken as a whole, or Purchaser and its Subsidiaries, taken as a whole; provided, however, that any terms, conditions, liabilities, obligations, commitments or sanctions contained in or arising out of any Final Order shall not constitute or be taken into account in determining whether there has been or is such a material and adverse effect pursuant to this Section 7.2(c) to the extent such terms, conditions, liabilities, obligations, commitments or sanctions implement the Regulatory Commitments.

Section 7.3 Conditions to Obligations of Seller.  The obligations of Seller to effect the Purchase are subject to the satisfaction or waiver by Seller at or prior to the Closing of each of the following further conditions:

(a) Representations and Warranties of Purchaser.  The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as of the Closing, as if made on the Closing Date (except to the extent that any such representation or warranty expressly speaks as of a specified date, in which case such representation or warranty shall be true and correct as of such specified date).  Seller shall have received a certificate signed by a duly authorized officer of Purchaser on behalf of Purchaser to the effect that the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Purchaser.  Purchaser shall have performed in all material respects all obligations required to be performed by it hereunder on or prior to the Closing Date, and Seller shall have received a certificate signed by a duly authorized officer of Purchaser on behalf of Purchaser to such effect.

ARTICLE VIII
TERMINATION

Section 8.1 Termination.  This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Seller and Purchaser;

(b) by either Purchaser or Seller if (i) the Closing shall not have occurred on or prior to April 28, 2011 (the “Termination Date”), provided that, if on April 28, 2011 the conditions to Closing set forth in Section 7.1(a) or Section 7.1(b) shall not have been fulfilled but remain capable of fulfillment and each of the other conditions to Closing set forth in Article VII has been satisfied or waived or remains capable of satisfaction, then either Purchaser or Seller may, by written notice to the other, extend the termination date to October 28, 2011 (which extended date shall then be the “Termination Date”), or (ii) any Prohibitive Order permanently preventing, restraining, enjoining or otherwise prohibiting the consummation of the Purchase shall have become final and non-appealable; provided, however, that, in case of each of the foregoing clauses (i) and (ii) of this Section 8.1(b), the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party hereto seeking to terminate this Agreement if such party shall have failed to perform in any material respect its obligations under this Agreement such that they shall have proximately caused the occurrence of the failure of the Closing to occur on or prior to the Termination Date, or the occurrence of any Prohibitive Order;

(c) by Seller if (i) Purchaser has breached in any material respect any representations, warranties, covenants or agreements made by Purchaser in this Agreement or any such representation or warranty shall have failed to be true after the date of this Agreement, such that the conditions set forth in Sections 7.1, 7.3(a) or 7.3(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, has not been cured prior to the earlier of (x) thirty (30) days after written notice thereof is given by Seller to Purchaser and (y) the Termination Date; provided, however, that Seller is not then in material breach of this Agreement so as to cause any of the conditions set forth in Sections 7.1, 7.2(a) or 7.2(b) not to be satisfied; or (ii) Purchaser has failed to consummate the Purchase on the date on which the Closing would have occurred, pursuant and subject to the provisions of Section 2.5 hereof, if Purchaser had not failed to consummate the transactions contemplated hereby, and all of the conditions set forth in Section 7.1 would have been satisfied if the Closing were to have occurred on such date; provided that Seller is not then in breach of this Agreement so as to cause the conditions set forth in Section 7.2 not to be satisfied; or

(d) by Purchaser if Seller has breached in any material respect any representations, warranties, covenants or agreements made by Seller in this Agreement or any such representation or warranty shall have failed to be true after the date of this Agreement, such that the conditions set forth in Sections 7.1, 7.2(a) or 7.2(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, has not been cured prior to the earlier of (x) thirty (30) days after written notice thereof is given by Purchaser to Seller and (y) the Termination Date; provided, however, that Purchaser is not then in material breach of this Agreement so as to cause any of the conditions set forth in Sections 7.1, 7.3(a) or 7.3(b) not to be satisfied.

Section 8.2 Effect of Termination.  (a)  Except as provided in this Section 8.2, in the event of a termination of this Agreement pursuant to this Article VIII, this Agreement shall become void and of no effect, with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, that (x) the confidentiality obligations set forth in Section 5.3, Section 5.4, this Section 8.2, Article X and the Confidentiality Agreement shall survive any termination of this Agreement; and (y) except as provided in the next succeeding sentence, nothing herein shall relieve any party hereto from any liability or damages to the other party hereto resulting from any willful misconduct or fraud or any willful material breach of this Agreement occurring prior to such termination.  In the event that (i) the conditions set forth in Section 7.2 are satisfied, (ii) the Closing has failed to occur because the lenders under the Debt Financing Commitments have failed to fund such commitments, (iii) Purchaser has used its reasonable best efforts to satisfy all conditions precedent to the receipt of the Debt Financing and enforce such commitments and Debt Financing definitive agreements and otherwise complied in all material respects with its obligations under this Agreement, including to obtain alternative financing pursuant to and subject to the terms of Section 5.13(a) and (iv) the proceeds of the Debt Financing are not available to the Purchaser, or would not have been received by Purchaser if the Closing had occurred on the date of such termination, then Purchaser shall pay $450 million (the “Purchaser Termination Fee”), to Seller no later than two Business Days after termination of this Agreement by Seller pursuant to Section 8.1(c)(ii) hereof, and the right to so terminate and receive such Purchaser Termination Fee shall be the sole and exclusive remedy of Seller and its Affiliates against Purchaser or any of its current, former or future Affiliates and representatives (including the Debt Financing Sources) for any Losses suffered in connection with this Agreement or the transactions contemplated hereby.  Purchaser acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Seller and Parent would not enter into this Agreement.  Accordingly, if Purchaser fails to promptly pay the amounts due pursuant to this Section 8.2 and, in order to obtain such payment, Seller and/or Parent commence a suit that results in a judgment against Purchaser for the Purchaser Termination Fee or any portion thereof, Purchaser shall pay to Seller and Parent their costs and expenses thereof (including attorneys’ fees) in connection with such suit, together with interest on the amount of the Purchaser Termination Fee or portion thereof ordered to be paid by a court at a rate per annum equal to 12% from the date such payment was required to be made through the date of the payment.

(b) In the event that this Agreement is terminated pursuant to Section 8.1, neither Purchaser nor any of its Affiliates shall, directly or indirectly, (i) induce, encourage or solicit any Company Employee to leave such employment or to accept any other position or employment with Purchaser, any of its Affiliates or any other Person, or (ii) hire or assist any other Person in hiring any Company Employee, so long as such Company Employee is employed by Seller or any of its Affiliates (including the Company and its Subsidiaries), provided that the foregoing restriction shall not apply to any Company Employee who has left the employment of Seller and its Affiliates (including the Company and its Subsidiaries) without any breach or violation by Purchaser or any of its Affiliates of this Section 8.2(b) and shall not prohibit general solicitation by Purchaser or any of its Affiliates for employment through advertisements or other means that do not specifically target any individual Company Employee or any group of Company Employees.

ARTICLE IX
INDEMNIFICATION

Section 9.1 Survival of Representations and Warranties.  The representations and warranties of the parties hereto contained in this Agreement at the Closing shall survive the Closing for eighteen (18) months after the Closing except that the representations and warranties set forth in (i) Section 3.1 (Organization), Section 3.2 (Authorization of Transaction; Binding Obligation), Section 3.5 (Title to the Interests), Section 3.6 (Capitalization), Section 3.20 (Brokers), Section 4.1 (Organization), Section 4.2 (Authorization of Transaction; Binding Obligation) and Section 4.10 (Brokers) shall survive indefinitely, (ii) Section 3.16 (Environment) and Section 3.25 (WKE Matters) shall survive the Closing for a period of four (4) years and (iii) Section 3.9 (Taxes) shall survive the Closing until the expiration of the applicable statute of limitations; provided, however, that any claim for breach of any representation or warranty contained herein made within such applicable time period with reasonable specificity by the party hereto seeking to be indemnified shall survive until such claim is finally resolved.  All covenants herein that by their terms apply or are to be performed in their entirety on or prior to Closing shall terminate at the Closing; provided that the failure of such provisions to survive shall not prevent Purchaser from making any claim hereunder for a breach, prior to the Closing, of Section 5.1 hereof.

Section 9.2 Indemnification by Seller.  Subject to Section 9.4, from and after the Closing Date, Seller and Parent shall indemnify and hold harmless Purchaser and its Affiliates and their respective directors, officers, employees, agents, successors and assigns (each, a “Purchaser Indemnified Party”) from and against all Losses actually imposed on, suffered or incurred by them in connection with, arising out of or resulting from any (i) breach or inaccuracy of any representation or warranty made by Seller in this Agreement (other than the representations and warranties set forth in Section 3.9, which shall be governed by Section 6.2) and (ii) any breach of any covenant or agreement of Seller in this Agreement other than the covenant or agreement to provide the certificate pursuant to Section 7.2 hereof, which shall be covered by Section 9.2(i).

Section 9.3 Indemnification by Purchaser.  Subject to Section 9.4, from and after the Closing Date, Purchaser shall indemnify and hold harmless Seller and its Affiliates and their respective directors, officers, employees, agents, successors and assigns (each, a “Seller Indemnified Party”) from and against all Losses actually imposed on, suffered or incurred by them in connection with, arising out of or resulting from (i) any breach or inaccuracy of any representation or warranty made by Purchaser in this Agreement and (ii) any breach of any covenant or agreement of Purchaser in this Agreement, other than the covenant or agreement to provide the certificate pursuant to Section 7.3 hereof, which shall be covered by Section 9.3(i).

Section 9.4 Limitations on Indemnification.  (a)  No claim may be made or asserted nor may any Action be commenced pursuant to Section 6.2, 6.3, 9.2(i) or Section 9.3(i) against any party hereto for breach of any representation or warranty contained herein, unless written notice of such claim or Action has been given by the Indemnified Party to the Indemnifying Party, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation or warranty on which such claim or Action is based ceases to survive as set forth in Section 9.1.

(b) Notwithstanding anything to the contrary contained in this Agreement:

(i) Seller and/or Parent shall not be liable for any claim for indemnification pursuant to Section 9.2(i) (other than any claims relating to the matters contained in Section 3.1 (Organization), Section 3.2 (Authorization of Transaction; Binding Obligation), Section 3.5 (Title to the Interests), Section 3.6 (Capitalization), Section 3.20 (Brokers) and Section 3.25 (WKE Matters)) unless and until the aggregate amount of indemnifiable Losses that may be recovered from Seller and/or Parent pursuant to Section 9.2(i) equals or exceeds $60 million (the “Deductible”), at which point (subject to the other limitations set forth in this Agreement) Seller and/or Parent shall be liable only for the amount of those Losses to the extent they exceed the Deductible;

(ii) no Losses may be claimed under Section 9.2(i) (other than any claims relating to the matters contained in Section 3.1 (Organization), Section 3.2 (Authorization of Transaction; Binding Obligation), Section 3.5 (Title to the Interests), Section 3.6 (Capitalization), Section 3.20 (Brokers) and Section 3.25 (WKE Matters)) by any Indemnified Party nor shall any Losses be reimbursable or included in calculating the aggregate indemnifiable Losses set forth in clause (i) of this Section 9.4(b), other than Losses in excess of $1.75 million (the “De Minimis”) resulting from any single claim or series of claims arising out of related facts, events or circumstances, provided that (subject to the other limitations set forth in this Agreement), after such amount is reached, all such Losses on any such single claim or series of claims may be claimed under Section 9.2 by an Indemnified Party;

(iii) the maximum amount of indemnifiable Losses that may be recovered from Seller and/or Parent for any amounts due under Section 9.2(i) (other than any claims relating to the matters contained in Section 3.1 (Organization), Section 3.2 (Authorization of Transaction; Binding Obligation), Section 3.5 (Title to the Interests), Section 3.6 (Capitalization), Section 3.20 (Brokers) and Section 3.25 (WKE Matters)) shall be an amount equal to $400 million (the “Cap”);

(iv) the maximum amount of indemnifiable Losses that may be recovered from Seller and/or Parent for any amounts due under Section 9.2(i) in respect of any claims relating to the matters contained in Section 3.25 (WKE Matters) shall be an amount equal to the Cap;

(v) no party hereto shall have any Liability pursuant to Section 6.2, Section 6.3, Section 9.2 or Section 9.3 for any special, indirect, consequential (including lost profits) or punitive damages relating to the breach or alleged breach of this Agreement, except to the extent such damages are awarded in a third-party action by a court of competent jurisdiction; provided that, nothing in this Section 9.4(b)(v) shall prevent Purchaser from claiming indemnification hereunder for Losses suffered by the Company and its Subsidiaries;

(vi) for the purposes of Sections 9.2(i) and 9.3(i), any qualification of representations and warranties by reference to materiality or “Company Material Adverse Effect” or words of similar effect shall be disregarded for purposes of determining any breach thereof or the amount of Losses arising therefrom; provided that (x) with respect to Section 3.8(b) the reference to “Company Material Adverse Effect” shall not be disregarded and (y) (i) with respect to Section 3.11(a)(iii), the word “material” shall be deemed to be included before the reference to “likelihood”, (ii) with respect to Section 3.15(a), the word “material” shall be deemed to be included before the reference to “amendments, waivers or other charges”, (iii) with respect to Section 3.18 the word “material” shall be deemed to be included before the first reference to  “current insurance policies”, before the first reference to “premium increase” and before the first reference to “changes”, (iv) with respect to Section 3.19 the word “material” shall be deemed to be included before the reference to “to the Company and its Subsidiaries taken as a whole” in the penultimate sentence thereof and (v) with respect to Section 3.25, the word “material” shall be deemed to be included before the references to “other documents” and the reference to “financial obligations”;

(vii) Purchaser shall not be liable for any claim for indemnification pursuant to Section 9.3(i) (other than any claims relating to the matters contained in Section 4.1 (Organization), Section 4.2 (Authorization of Transaction; Binding Obligation) and Section 4.10 (Brokers)) unless and until the aggregate amount of indemnifiable Losses that may be recovered from Purchaser pursuant to Section 9.3 equals or exceeds the Deductible, at which point (subject to the other limitations set forth in this Agreement) Purchaser shall be liable only for the amount of those Losses to the extent they exceed the Deductible;

(viii) no Losses may be claimed under Section 9.3(i) (other than any claims relating to the matters contained in Section 4.1 (Organization), Section 4.2 (Authorization of Transaction; Binding Obligation) and Section 4.10 (Brokers)) by any Indemnified Party nor shall any Losses be reimbursable or included in calculating the aggregate indemnifiable Losses set forth in clause (vi) of this Section 9.4(b), other than Losses in excess of the De Minimis resulting from any single claim or series of claims arising out of related facts, events or circumstances, provided that (subject to the other limitations set forth in this Agreement), after such amount is reached, all such Losses on any such single claim or series of claims may be claimed under Section 9.3 by an Indemnified Party; and

(ix) the maximum amount of indemnifiable Losses that may be recovered from Purchaser for any amounts due under Section 9.3(i) (other than any claims relating to the matters contained in Section 4.1 (Organization), Section 4.2 (Authorization of Transaction; Binding Obligation) and Section 4.10 (Brokers)) shall be an amount equal to the Cap.

Section 9.5 Notice of Loss; Third Party Claims.  (a)  Other than with respect to any Third Party Claim that is provided for in Section 9.5(b), an Indemnified Party shall give the Indemnifying Party notice of any matter that an Indemnified Party has determined has given rise to a right of indemnification under this Article IX, within ten (10) days of such determination, stating the estimated amount of the Losses to the extent then ascertainable and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b) If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment (each, a “Third Party Claim”) against it that may give rise to a claim for Losses under this Article IX, within ten (10) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim (a “Claim Notice”); provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure.  The Indemnifying Party shall be entitled, to the extent permitted by applicable Law and Governmental Orders, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice, if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of its receipt of the Claim Notice except that Seller shall not be entitled to assume and control the defense of any Third Party Claim with respect to allegations of noncompliance with New Source Review requirements; provided that prior to assuming such defense Indemnifying Party acknowledges in writing that it is obligated to indemnify the Indemnified Party hereunder from Losses resulting from such Third Party Claims in accordance with this Article IX.  Purchaser agrees that in connection with its control of the defense of a Third Party Claim related to allegations of noncompliance with New Source Review requirements as provided above that Purchaser shall (i) exercise control of such matters in a manner that gives due regard to the interests of Seller and Parent, including by seeking to minimize in a commercially reasonable manner Losses subject to indemnification, (ii) to the extent reasonably practicable, give Seller and Parent the opportunity to be fully involved in the defense of the matter, including by participating in discussions with any person bringing such a Third Party Claim, (iii) consult with Seller and Parent regarding any decisions of significance in connection with such matter and give reasonable consideration to any views of Seller and Parent in connection therewith and (iv) not settle any such matter without the prior written consent of Parent and Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Notwithstanding the foregoing, if the actual or potential defendants in, or targets of, such Third Party Claim include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that there exists an actual conflict of interest between them that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to employ its own counsel to participate in the defense of such Third Party Claim at the expense of the Indemnifying Party, provided that the Indemnified Party shall use diligent and good faith efforts in such defense.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), settle, compromise or consent to the entry of any judgment in respect of any Third Party Claim if any Indemnified Party is a party to the applicable claim unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim and provides solely for monetary relief to be satisfied by the Indemnifying Party.

(d) The Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense and settlement of any Third Party Claim and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.

(e) If the Indemnifying Party does not assume control over the defense of such Third Party Claim as provided in Section 9.5(b), then the Indemnified Party shall have the right to defend, resolve, settle or compromise such Third Party Claim, provided that the Indemnified Party shall use diligent, reasonable and good faith efforts in its defense of such Third Party Claim and shall not settle such Third Party Claim without obtaining the written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).  The Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing (such consent not to be unreasonably withheld, conditioned or delayed) to such payment or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party has been entered against the Indemnified Party for such Third Party Claim, it being understood and agreed that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such claim pursuant to this Section 9.5(e).

Section 9.6 Mitigation; Adjustments.  (a)  Each Indemnified Party shall use its reasonable best efforts to mitigate any Losses under Article VI and this Article IX.  In the event an Indemnified Party fails to so mitigate an indemnifiable Loss, the Indemnifying Party shall have no liability for any portion of such Loss that reasonably could have been avoided had the Indemnified Party made such efforts.  Purchaser shall, and shall cause the Company and its Subsidiaries to, reasonably cooperate with Seller in recovering from the Company’s insurers or other third parties (including with respect to enforcement of the Company’s or any of its Subsidiaries’ indemnification rights) any Loss paid by Seller pursuant to Article VI and this Article IX.

(b) In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, net of any actual costs, expenses or premiums incurred in connection with securing or obtaining such proceeds, shall be deducted from such Loss.  In the event that an Indemnified Party has any rights against a third party with respect to any occurrence, claim or loss that results in a payment by an Indemnifying Party under Article VI and this Article IX, such Indemnifying Party shall be subrogated to such rights to the extent of such payment.  Without limiting the generality or effect of any other provision hereof, each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation rights detailed herein, and otherwise cooperate in the prosecution of such claims.

(c) In calculating the amount of any Loss or any indemnification payment pursuant to Sections 6.2, 6.3, 9.2 or 9.3, there shall be deducted from such Loss an amount equal to any net Tax benefit (including the utilization of a Tax deduction or the availability of any future Tax benefit) resulting from such Loss to the party claiming such Loss or indemnification.  The amount of a net Tax benefit shall be 92.5% of the present value of the Tax benefit as of the date of any indemnification payment (using LIBOR + 0.95% determined as of such date, as the discount rate and assuming the Indemnified Party has sufficient taxable income or other tax attributes to permit the utilization of such Tax benefit at the earliest possible time) multiplied by (i) the combined effective federal and state corporate tax rates in effect at the time of the indemnity payment or (ii) in the case of a credit, one hundred percent (100%).

(d) If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to Article VI and this Article IX, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of such Loss.

(e) Seller shall not be liable pursuant to Section 9.2 for any Loss in respect of any matter hereunder to the extent that such Loss is discovered by Purchaser or any of its Affiliates by conducting any subsurface environmental investigations or sampling (other than any preconstruction soil engineering and structural investigations conducted in the Company Ordinary Course of Business or as required in connection with financings) on any properties of the Company, its Subsidiaries or any Company Joint Venture, except as required by applicable Law or Governmental Order.

(f) A Purchaser Indemnified Party shall not be entitled to recover under Section 9.2 any environmental remediation or corrective action costs associated with a material change in the use of the subject parcels from the use of the subject parcels as of the Closing Date.

(g) Seller and/or Parent shall not be liable pursuant to Section 9.2 for any Loss in respect of any matter hereunder to the extent that such Loss is recovered through a rate increase expressly attributable to such Loss that is approved by the applicable state Governmental Authority, and to the extent Seller has made any indemnification payment pursuant to this Article IX in respect of any such Loss, Purchaser shall refund to Seller the amount of such indemnification payment made by Seller.

(h) It is the intention of the parties hereto to treat any indemnification payment made under this Agreement as an adjustment to the Purchase Price for all federal, state, local and foreign Tax purposes.

Section 9.7 Remedy.  Except as otherwise provided in Section 10.6 of this Agreement and except with respect to fraud, (a) this Article IX shall be the exclusive remedy of the parties hereto following the Closing for any Losses arising out of any breach or inaccuracy of the representations or warranties of the parties contained in this Agreement or the breach of any covenant or agreement contained herein, and (b) each of the parties hereto hereby waives, to the fullest extent permitted by applicable Law, any and all rights, claims and causes of action it may have against the other parties hereto  after the Closing with respect to any breach or inaccuracy of the representations or warranties of the parties contained in this Agreement or the breach of any covenant or agreement contained herein, arising under or based upon any Law or Governmental Order, other than the right to seek indemnity pursuant to this Article IX.

Section 9.8 Director and Officer Release.  Purchaser shall cause the Company and its Subsidiaries to release each director or officer of the Company or its Subsidiaries who resigns at the Closing (or before the Closing at the request of Purchaser) from any and all liability the same may have to the Company or its Subsidiaries as a director or officer thereof arising on or before the Closing other than liabilities arising from his gross negligence, fraud, recklessness, breach of fiduciary duty, criminal conduct or self-dealing.

Section 9.9 Payment.  The Indemnifying Party shall pay all amounts payable pursuant to this Article IX, by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss or its obligation to pay the requested amounts, in which event it shall so notify the Indemnified Party.  The Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than 5 Business Days following any final determination of such Loss and the Indemnifying Party’s liability therefor.  A “final determination” shall exist when (i) the parties to the dispute have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

ARTICLE X
MISCELLANEOUS

Section 10.1 Notices.  All notices, requests and other communications to any party hereto hereunder shall be in writing (including electronic facsimile transmission) and shall be given by delivery in person, by an internationally recognized overnight courier service, or by facsimile or certified mail (postage prepaid, return receipt requested) to such party hereto at the following addresses (or at such other address or electronic facsimile number for a party hereto as shall be specified in a notice given in accordance with this Section 10.1):

(a) if to Purchaser, to:
PPL Corporation Office of General Counsel Two North Ninth Street Allentown, PA 18101 Attention: General Counsel Facsimile No.: +610-774-4455

with a copy to:
Simpson Thacher & Bartlett, LLP 425 Lexington Avenue New York, NY 10017 Attention: Mario A. Ponce, Esq. Facsimile No.: +212-455-2501

(b) if to Seller or Parent, to:
E.ON AG E.ON-Platz 1 40479 Düsseldorf Germany Attention: Karl-Heinz Feldmann Facsimile No.: +49-211-4579-446

with a copy to:
Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Attention: Joseph B. Frumkin, Esq. Facsimile No.: +1-212-558-3588

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day.  Otherwise, any such notice, request or other communication shall be deemed not to have been received until the next succeeding Business Day.

Section 10.2 Amendments and Waivers.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party hereto against whom the waiver is to be effective.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  No failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof, preclude any other or further exercise thereof or the exercise of any other right.

Section 10.3 Expenses.  Except as otherwise set forth in this Agreement, all costs and expenses (including fees and expenses of counsel and financial advisors, if any) incurred in connection with this Agreement or the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, whether or not the Closing shall have occurred; provided, that any filing fees for filings made pursuant to the HSR Act shall be shared equally by the parties hereto.

Section 10.4 Assignment.  This Agreement may not be assigned by a party hereto by operation of Law or otherwise without the express written consent of the other party hereto and any attempt to assign this Agreement without such consent shall be void and of no effect.

Section 10.5 Governing Law; Jurisdiction; Waiver of Jury Trial.  (a)  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to the conflict of laws rules thereof.

(b) All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any state court sitting in the Borough of Manhattan of The City of New York.  Consistent with the preceding sentence, the parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of any federal or New York state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, (ii) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts, and (iii) irrevocably consent to and grant any such court exclusive jurisdiction over the person of such parties and over the subject matter of such Action and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 10.1 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 10.5(c).

(d) Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any Action, including but not limited to any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to any agreement entered into by the Debt Financing Sources in connection with the Debt Financing Commitments or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).  The parties hereto further agree that all of the provisions of Section 10.5(c) relating to waiver of jury trial shall apply to any action, cause of action, claim, cross-claim or third party claim referenced in this paragraph.

Section 10.6 Specific Performance.  The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy.  Accordingly, each party hereto agrees that, in addition to any other available remedies, each party shall be entitled to seek to enforce specifically the terms and provisions of this Agreement or to seek an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement without the necessity of posting a bond or other form of security.  In the event that any Action should be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law.  Notwithstanding anything to the contrary contained herein, including in this Section 10.6, Seller hereby acknowledges and agrees that it shall not have any right to enforce specifically the obligation of Purchaser to effect the Closing, or otherwise consummate the transactions contemplated hereby, in the event that the Purchaser Termination Fee is payable by Purchaser pursuant to Section 8.2(a) hereof; provided that, Purchaser expressly acknowledges that nothing contained in this sentence shall restrict Seller from enforcing specifically the obligations of Purchaser set forth in the second sentence of Section 5.13(a) hereof.

Section 10.7 Counterparts.  This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  The facsimile or other electronic transmission of any signed original counterpart of this Agreement shall be deemed to be the delivery of an original counterpart of this Agreement.

Section 10.8 Entire Agreement; Severability.  (a)  This Agreement, the Company Disclosure Schedule, the Purchaser Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, between the parties hereto with respect to the subject matter hereof and thereof.

(b) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law, Governmental Order or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 10.9 Disclosure Schedules.  There may be included in the Company Disclosure Schedule or the Purchaser Disclosure Schedule (collectively, the “Disclosure Schedules”) items and information, the disclosure of which is not required either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or Article IV or to one or more covenants contained in Article V.  Inclusion of any items or information in the Disclosure Schedules shall not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or is reasonably likely to result in a Company Material Adverse Effect or to affect the interpretation of such term for purposes of this Agreement.  The Disclosure Schedules set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the items or information in such Disclosure Schedule relates; provided, however, that any information set forth in one section or subsection pertaining to representations, warranties and covenants of the Company Disclosure Schedule or the Purchaser Disclosure Schedule, as the case may be, shall be deemed to apply to each other section or subsection thereof pertaining to representations, warranties and covenants to the extent that it is reasonably apparent that it is relevant to such other sections or subsections of the Company Disclosure Schedule or the Purchaser Disclosure Schedule, as the case may be, provided further, that no information contained in the Disclosure Schedules shall apply to, or be disclosed against, the representations and warranties set forth in Section 3.8(b) hereof unless expressly set forth in Section 3.8(b) of the Company Disclosure Schedule (without cross reference).

Section 10.10 No Third Party Beneficiaries.  Except as provided in Section 5.5 and Section 5.13(c) that is intended to benefit the indemnified parties to the extent stated in Section 5.5 and Section 5.13(c) only, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person other than Seller, Purchaser and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided that the Debt Financing Sources shall be express third party beneficiaries hereof with respect to Section 8.2(a) and Section 10.5.

Section 10.11 Waiver of Damages.  Notwithstanding anything to the contrary contained herein or provided for under any applicable Law or Governmental Order, except with respect to any such damages sought by third parties against Purchaser, Seller or Parent, no party hereto will, in any event, be liable to any other party hereto, either in contract or in tort, for any punitive damages or any damages or Losses resulting from the transactions contemplated hereby in excess of the sum of the Purchase Price plus the amounts payable by Purchaser pursuant to Section 5.7(a) hereof.

[SIGNATURE PAGE FOLLOWS THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

E.ON US INVESTMENTS CORP.

By:
Name:
Title:

PPL CORPORATION

By:
Name:
Title:

E.ON AG (solely for purposes of Article VI, Article IX and Article X hereof)

By:
Name:
Title:

Exhibit A Form Mutual Release

Exhibit B Regulatory Commitments